UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Concur Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2014 PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Concur Technologies, Inc. will be held at

HARBOR CLUB

777 108th Avenue NE

Bellevue, Washington 98004

on March 12, 2014, at 11:00 a.m., Pacific Standard Time

January 30, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Concur Technologies, Inc. (“Meeting”), which will be held at the Harbor Club, 777 108th Avenue Northeast, Bellevue, Washington, at 11:00 a.m., Pacific Standard Time on Wednesday, March 12, 2014.

Details of the business to be conducted at the Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

In 2013, we celebrated our 20th anniversary as a business, and our 15th anniversary as a publicly traded company. Over those 20 years we have taken an idea and turned it into a market defining and market leading company that has created billions of dollars in value for its stockholders, and has the capacity to cross one billion dollars in annual revenues in the upcoming years. Today, we employ nearly 4,000 people and serve more than 20,000 customers worldwide. Reflecting on the accomplishments of the past 20 years can certainly be gratifying, but as you would imagine, our focus is always on the years ahead. We are focused on how we can continue to drive value for corporate customers, business travelers, partners and suppliers. Over the past few years we have been executing against a vision to change the way our industry uses the cloud to deliver products and services in order to improve the end-to-end business travel experience. We call that vision The Perfect Trip™, and in 2013 we generated tremendous momentum around our industry to make that vision a reality.

New customers continued to embrace our services as new customer bookings in fiscal 2013 grew 40% year over year. Revenue in fiscal 2013 grew 24% to $546 million, and we added more than 4,000 new customers. We delivered compelling new services such as TripLink® and ExpenseIt® as well as significant updates to our core Travel and Expense services and our market-leading trip management service, TripIt®. We made significant progress against the ETS-2 government contracting opportunity by signing more than 70% of the addressable opportunity among civilian federal agencies. We began deploying our products across a number of agencies and, beyond our expectations, saw our first agencies go live within the fiscal year in which the business was signed. We also announced and delivered the first version of our Concur T&E Cloud, a platform that allows partners, developers and suppliers to deliver value on top of our product suite for the benefit of our customers. In fiscal 2013, nearly 200 developers have utilized and more than 50 of such developers are already providing products and services via the Concur T&E Cloud.

Business travelers and their employers are embracing the opportunities created by connecting the travel ecosystem through open systems and platforms, and we have an opportunity to deliver even greater value for them. A wide range of partners, from travel management companies to suppliers, are embracing the opportunity to work through our Concur T&E Cloud to better serve corporate customers and business travelers.

We believe the investments we are making in distribution, service and innovation will continue to drive meaningful benefit for customers, business travelers, partners, suppliers and our company for years to come. We are afforded a position of trust and engagement to meet their needs, change the distribution model in corporate travel, and in so doing, elevate Concur to greater levels of success. We appreciate your continued support as we pursue our goals.

At this year’s Meeting, we will update you on our business and how we continue to drive innovation and offer compelling value to our partners, customers and investors. We will also review our financial performance and answer your questions.

We encourage you to use this opportunity to take part in the affairs of Concur, our collective company, by voting on the business to come before the Meeting. Whether or not you plan to attend, please complete, sign and date, and promptly return the enclosed proxy card in the accompanying reply envelope so that your shares will be represented at the Meeting. You may also submit your proxy via the Internet or telephone as specified in the accompanying Internet and telephone voting instructions. If you decide to attend the Meeting and wish to change your proxy vote, you may do so by voting in person at the Meeting.

We look forward to seeing you at the Meeting.

Sincerely,

S. Steven Singh Chief Executive Officer and Chairman of the Board	Rajeev Singh President and Chief Operating Officer

Concur Technologies, Inc.

601 108th Avenue NE, Suite 1000

Bellevue, Washington 98004

Notice of 2014 Annual Meeting of Stockholders

Time and Date	Wednesday, March 12, 2014 at 11:00 a.m., Pacific Standard Time

Place	Harbor Club, 777 108th Avenue NE, Bellevue, Washington 98004

Items of Business	1.	To elect the Class III members of the Board of Directors.

	2.	To ratify the selection of Grant Thornton LLP as Concur’s independent registered public accounting firm for the fiscal year ending September 30, 2014.

	3.	To hold an advisory vote on the compensation of executive officers.

	4.	To transact other business that may properly come before the Meeting.

Record Date	January 17, 2014. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the 2014 annual meeting of stockholders (“Meeting”).

Proxy Voting	IMPORTANT: Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Meeting. Promptly voting your shares via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card will save the expenses and extra work of additional solicitation. If you wish to vote by mail, we have enclosed an addressed envelope, postage prepaid if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares at the Meeting, as your proxy is revocable at your option.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on Wednesday, March 12, 2014. Our Proxy Statement and Annual Report on Form 10-K are available at www.concur.com.

By order of the Board of Directors,

S. Steven Singh

Chief Executive Officer and Chairman of the Board

Bellevue, Washington

January 30, 2014

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

2014 Annual Meeting of Stockholders

Date and Time	Wednesday, March 12, 2014 at 11:00 a.m., Pacific Standard Time

Place	Harbor Club 777 108th Avenue NE Bellevue, Washington 98004

Record Date	January 17, 2014

Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for the director nominee and one vote for each of the proposals to be voted on.

Admission	No admission card is required to enter the Meeting.

Meeting Agenda

1.	Elect the Class III members of the Board of Directors.

2.	Ratify the selection of Grant Thornton LLP as Concur’s independent registered public accounting firm for the fiscal year ending September 30, 2014 (“fiscal 2014”).

3.	Hold an advisory vote on the compensation of executive officers.

4.	Transact other business that may properly come before the Meeting.

Voting Matters and Vote Recommendation

Voting Matter	Board Vote Recommendation

Election of Class III Directors	FOR the Director Nominees

Ratification of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2014	FOR

Advisory vote on executive compensation	FOR

Nominees for Election—Class III Directors (term to expire in 2017)

Edward P. Gilligan, age 54, has served a director of Concur since 2008.

Jeffrey T. McCabe, age 57, has served a director of Concur since 2005.

Rajeev Singh, age 45, has served as a director of Concur since 2008.

In order to be re-elected as a director, each of Messrs. Gilligan, McCabe and Singh must receive the affirmative vote of the stockholders present at the Meeting. See “Our Board of Directors” for more information.

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Independent Auditor Ratification

We ask that our stockholders ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2014. See “Audit and Audit-related Matters” for more information.

Executive Compensation Advisory Vote

The Board of Directors recommends that our stockholders vote to approve, on an advisory basis, the compensation paid to our named executive officers, as described in “Executive Compensation.”

Financial and Business Highlights

In fiscal 2013, we delivered strong financial results and continued to make investments to lay the foundation for growth in fiscal 2014 and the years ahead.

Our financial highlights for fiscal 2013 include:

•	Total revenue was $545.8 million, up 24% over fiscal 2012;

•	Non-GAAP pretax profit was $76.3 million, or $1.33 per share, compared to $78.7 million, or $1.39 per share, for fiscal 2012;

•	Cash flow from operations was $78.0 million, a decrease of 17% from fiscal 2012; and

•	The price per share of Concur common stock increased by 49% from $73.73 on the last trading day of fiscal 2012 to $110.50 per share on the last trading day of fiscal 2013.

Our business highlights from fiscal 2013 include:

•

We revolutionized the corporate travel industry by driving innovation for travelers, businesses and suppliers to fuel The Perfect Trip™. Our mission, to make travel better for the entire travel ecosystem, is supported by our product development efforts, partner and platform initiatives, investments in our Perfect Trip Fund, and strategic acquisitions.

•

We continued to extend our leadership position in travel and expense management, adding more than 4,000 customers globally in fiscal 2013, as new customer bookings grew 40% as compared to the prior fiscal year.

•

We launched TripLink to enable transactions booked through travel supplier web sites to simply and automatically appear in Concur, delivering complete visibility, streamlined expense reporting and enhanced duty of care data back to corporate clients. These services, built on the framework of our open platform, complement Concur’s and TripIt’s existing e-mail-based import tools for capturing itinerary data.

•

We continued to drive innovation and integration with our services through the Concur T&E Cloud. Our APIs enable suppliers, developers, travel management companies (“TMCs”), financial services providers, and others to connect to customers and travelers, delivering an expanded range of services and providing data insight that gives customers complete clarity into the travel spend. To date, more than 300 companies and customers have built applications using our APIs and connecting to the Concur T&E Cloud.

•

We launched the Concur App Center this year to help businesses and their travelers discover applications that add value to the enterprise and significantly enhance the travel experience. The Concur App Center represents a rare opportunity for web and mobile software developers to list their apps within a corporate solution to offer both consumer and enterprise apps and then seamlessly link to users’ profiles and configurations. Additionally, we hosted the first annual Concur Developers Conference which attracted hundreds of attendees looking to network with fellow entrepreneurs and learn how to reach corporate travelers through our open platform. Entrepreneurial companies were awarded for their innovative solutions and received funding awards to fuel their businesses.

•

We celebrated a successful first year working with U.S. government agencies to deploy our travel and expense management services. Implementations are underway for many agencies, more than 10 TMCs are active in our embedded TMC program, and several agencies have already gone live, including the most recent go-live at the Department of Interior.

•

TripIt and TripIt Pro grew to more than nine million users, highlighting its rich user experience and the growing consumerization of the corporate travel market. TripIt launched many new features this year, including TripIt for Teams, Seat Tracker and a new card-centric design. TripIt has been honored repeatedly as one of the top apps for travelers.

•

Recognizing the continuous need to simplify the expense report process, we launched ExpenseIt®, representing a time-saving breakthrough by delivering a rich mobile expense app that captures receipts with a phone’s camera, automagically fills out expense line items, and integrates seamlessly with Concur Expense.

•

We extended and expanded our multi-year agreement with American Express Global Commercial Card business, continuing a long-standing relationship under which American Express promotes our solutions to its clients. We also became the first expense provider to integrate American Express’ new near real-time data capabilities, providing this exciting functionality to American Express® Corporate Card members that use Concur Expense and ExpenseIt

•

Our workforce grew by 50%, bringing our worldwide headcount to approximately 3,800 employees at the end of fiscal 2013. Employee growth was especially strong internationally, where we focus on building out global teams to serve our customers who now use our products in more than 150 countries.

•

We completed multiple strategic technology acquisitions in fiscal 2013 which provided new and expanded functionality to our existing technology stack, further extending our leadership position as the preeminent technology partner to the global travel supply chain. The additions of conTgo, TRX and GDSX brought a combination of mobile messaging infrastructure, location-based services, richer data analytics, and TMC mid-office technology to help us deliver against the vision of the Perfect Trip and enable a richer experience and a more robust Concur T&E Cloud platform.

•

We launched the Concur Perfect Trip Fund to invest in and nurture emerging companies in the Concur T&E Cloud. Through this program, we have made investments in ten emerging companies spanning a range of services, content and systems that have directly enhanced our product suite.

•

We dramatically expanded the available capital for strategic investments and acquisitions with the completion of a convertible note offering. We closed the year with approximately $800 million in cash, cash equivalents, and short-term investments to execute against our growth objectives.

2015 Annual Meeting of Stockholders

•	Stockholder proposals submitted for inclusion in our 2015 Proxy Statement pursuant to SEC Rule 14a-8 must be received by us by October 2, 2014; and

•

Notice of stockholder proposals to be raised from the floor of the 2015 Annual Meeting of Stockholders outside of SEC Rule 14a-8 must be delivered to us no earlier than December 12, 2014 and no later than January 11, 2015.

Special Note about Forward-Looking Statements

This Proxy Statement contains forward-looking statements regarding our plans, objectives, expectations, intentions, future financial performance, future financial condition, and other statements that are not historical facts. These statements can be identified by our use of the future tense, or by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue” and other similar words and phrases. These forward-looking statements involve many risks and uncertainties, as described in the section titled “Risk Factors,” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”). The occurrence of any of these risks and uncertainties may cause our actual results to differ materially from those anticipated in our forward-looking statements, which could have a material adverse effect on our business, results of operations, and financial condition. All forward-looking statements included in this report are based on information available to us as of the date of this report. We undertake no obligation to revise or update any such forward-looking statements for any reason.

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Proxy Statement Table of Contents

Information about the Meeting

This Proxy Statement was first mailed to stockholders on or about January 30, 2014. It is furnished in connection with the solicitation of proxies by the Board of Directors of Concur Technologies, Inc. (“Concur,” “Company,” “we” or “our”) to be voted at the 2014 Annual Meeting of Stockholders (“Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Meeting will be held at 11:00 a.m. Pacific Standard Time on March 12, 2014 at the Harbor Club, 777 108th Avenue NE, Bellevue, Washington 98004. Stockholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the Meeting. A stockholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the Meeting or by timely executing and delivering, by Internet, telephone, mail, or in person at the Meeting, another proxy dated as of a later date.

Internet Availability of Proxy Materials

Stockholders may access this Proxy Statement, the accompanying Notice of Annual Meeting and annual information, a voting proxy, and our Annual Report on Form 10-K for fiscal year ended September 30, 2013 at www.proxyvote.com.

Proposals to be Voted on at the Meeting

Proposal 1:  Election of Class III Directors

Edward P. Gilligan, Jeffrey T. McCabe and Rajeev Singh, our Class III director nominees, have been nominated for election at the Meeting to hold office until the 2017 Annual Meeting of Stockholders. Messrs. Gilligan, McCabe and Singh were evaluated and recommended by the Nominating and Corporate Governance Committee in accordance with its charter and our Corporate Governance Guidelines, and such nomination was approved by our Board of Directors.

Proposal 2:  Ratification of Grant Thornton LLP as Our Independent Registered Public Accounting Firm for Fiscal 2014

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2014 (“fiscal 2014”). The Audit Committee requests that the stockholders ratify its selection of Grant Thornton to serve as Concur’s independent registered public accounting firm for fiscal 2014.

Proposal 3:  Advisory Vote on Executive Compensation (“Say on Pay”)

Our Board of Directors (“Board”) requests that the stockholders approve, on an advisory basis, the compensation paid to Concur’s named executive officers, as described in the “Executive Compensation” section below, pursuant to the following resolution:

“RESOLVED, that Concur’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Concur’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosures.”

Other Business

The Board does not intend to bring any other business before the Meeting, and so far as is known to our Board, no matters are to be brought before the Meeting other than as specified in the notice of Meeting. In addition to the scheduled items of business, the Meeting may consider other stockholder proposals and matters relating to the conduct of the Meeting. As to any other business that may properly come before the Meeting, proxies will be voted in accordance with the judgment of the persons voting such proxies.

We expect that representatives of Grant Thornton, independent auditor for Concur, will be present at the Meeting and will be available to respond to appropriate questions.

Voting Procedures

Shares of Concur’s Common Stock Entitled to Vote

Shares of Concur’s common stock are the only shares entitled to vote at the Meeting. On January 17, 2014, the record date for determining stockholders entitled to vote at the Meeting, there were 56,069,187 shares of Concur common stock outstanding. Each stockholder of record on the record date is entitled to one vote for each share of common stock held by such stockholder on that date.

Voting in Person

Stockholders may vote in person at the Meeting, which will be held at the Harbor Club, 777 108th Avenue Northeast, Bellevue, Washington, at 11:00 a.m. Pacific Standard Time on Wednesday, March 12, 2014. Directions may be obtained by contacting the Corporate Secretary, by mail at 601 108th Avenue NE, Suite 1000, Bellevue, Washington 98004 or by phone at (425) 590-5000.

Voting by Mail

Stockholders may vote by mail by signing, dating and returning their proxy card in the self-addressed, postage-paid envelope provided. If you sign and return your proxy card but do not give voting instructions, the shares represented by the proxy will be voted as recommended by the Board.

Voting Electronically via the Internet or Telephone

Stockholders whose shares are registered directly with Wells Fargo Shareowner Services may vote their shares either through the Internet or by calling Wells Fargo Shareowner Services. Specific instructions to be followed by any such registered stockholder interested in voting over the Internet or by telephone are set forth on the accompanying proxy card. The Internet and telephone voting procedures are designed to authenticate stockholder identity, allow stockholders to vote their shares, and confirm that their voting instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage, you may also be eligible to vote your shares electronically over the Internet or by telephone. Many banks and brokerage firms participate in the Broadridge Investor Communication Services online program, which provides eligible stockholders who receive a paper copy of the Proxy Statement and related proxy materials the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm participates in this program, your bank or brokerage firm will provide a voting form with specific instructions for voting your shares. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed, postage-paid envelope provided.

If you vote via the Internet or by telephone, do not return your proxy card.

Revocation of Your Proxy

You may revoke your proxy or change your proxy instructions at any time before the Meeting. To do this, send a written notice of revocation, or another signed proxy card with a later date, to Concur, to the attention of our Corporate Secretary, 601 108th Avenue NE, Suite 1000, Bellevue, Washington 98004. To be effective, Concur must receive your written notice of revocation or newly signed proxy card prior to the beginning of the Meeting. You may also revoke your proxy by attending the Meeting and voting in person.

Please note, however, that if you wish to vote at the Meeting and your shares are held of record by a broker, bank, or other nominee, you must bring to the Meeting a letter from the broker, bank, or other nominee confirming your beneficial ownership of the shares and that such broker, bank, or other nominee is not voting your shares.

Vote Tabulation; Vote Required; Effect of Abstentions and Broker Non-Votes

Vote Tabulation

A majority of the outstanding shares of common stock must be present or represented at the Meeting in order to have a quorum for the conduct of business. Votes cast at the Meeting, by proxy or in person, will be tabulated by the inspector of elections appointed for the Meeting.

Whether or not you are able to attend the Meeting, we urge you to vote by mail or electronically via the Internet or by telephone so that your shares will be represented at the Meeting. If you do not specify otherwise on your properly executed proxy card or over the telephone or via the Internet, your shares will be voted as follows:

1.	FOR the director nominees identified in Proposal 1;

2.	FOR Proposal 2 (ratification of independent registered public accounting firm);

3.	FOR Proposal 3 (advisory vote on executive compensation); and

4.	To grant the proxy holders discretion to vote for or against other matters that may properly come before the Meeting (including any adjournment to the Meeting to another place and time).

Vote Required

With respect to Proposal 1, the nominees for election to the Board who receive the highest number of affirmative votes at the Meeting will be elected to fill the open seats. The affirmative vote of the holders of a majority of the shares present at the Meeting and voted for or against the proposal is necessary for approval of Proposal 2 (ratification of independent auditor) and Proposal 3 (advisory vote on executive compensation).

If shares are present at the Meeting in person or by proxy, but are not voted, those shares will count toward determining whether or not a quorum is present for the conduct of business at the Meeting, as will all shares voted “for”, “against”, or “abstain” on a proposal. Shares not voted, and abstentions, will have no effect on the outcome of any proposal.

If the beneficial owner of shares that are held of record by a broker does not instruct the broker how to vote the shares, the broker has authority under applicable stock market rules to vote those shares for or against “routine” matters, such as the proposal regarding ratification of independent auditor (Proposal 2). Where a matter is not considered routine, in the case of the election of the Class III directors (Proposal 1) and the advisory vote on executive compensation (Proposal 3), the shares held by the broker will not be voted absent specific instruction from the beneficial holder, and will not affect the outcome of the proposal.

Solicitation of Proxies

Concur will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Notice of Annual Meeting, the Annual Report on Form 10-K, and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others, so that they may forward those solicitation materials to the beneficial owners. Officers and employees of Concur may, without being additionally compensated, solicit proxies by mail, telephone, facsimile or personal contact. Concur will pay all proxy-soliciting expenses in connection with the solicitation of votes for the Meeting.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements and annual reports, including notices of internet availability of proxy materials, with respect to two or more stockholders sharing the same address by delivering a single notice of internet availability of proxy materials or other proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are Concur stockholders may be “householding” our proxy materials. A single copy of the Notice of Annual Meeting or other proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or you submit contrary instructions.

If you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Annual Meeting or other proxy materials, you may notify your broker, direct your written request or oral request to our Corporate Secretary by mail at 601 108th Avenue NE, Suite 1000, Bellevue, Washington 98004 or by phone at (425) 590-5000.

Stockholders who currently receive multiple copies of the Notice of Annual Meeting or other proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Annual Meeting or other proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Where to Find More Proxy Voting Information

•	The SEC website has a variety of information about the proxy voting process at www.sec.gov/spotlight/proxymatters.shtml.

•	Contact our Corporate Secretary through our website at www.concur.com/en-us/investors/contact or by phone at (425) 590-5000.

•	Contact the broker or bank through which you beneficially own your shares.

Corporate Governance at Concur

Corporate Governance Principles and Practice Highlights

Concur is committed to excellence in corporate governance and maintains policies and practices that promote good corporate governance. Many of these policies and practices are designed to ensure compliance with listing requirements of the NASDAQ Stock Market (“NASDAQ”); others are designed to implement corporate governance preferences of the Board.

Corporate Governance Guidelines

Our Corporate Governance Guidelines describe our governance framework. The Corporate Governance Guidelines are intended to ensure our Board has the necessary authority and practices in place to review and evaluate our business operations and to make decisions that are independent of management. Our Corporate Governance Guidelines also are intended to align the interests of directors and management with those of our stockholders, and comply with or exceed the requirements of the NASDAQ listing standards and applicable law. They establish the practices our Board follows with respect to:

•	Board composition and member selection;

•	Board meetings and involvement of senior management;

•	chief executive officer performance evaluation;

•	management succession planning;

•	Board committees; and

•	director compensation.

Our Board annually conducts a self-evaluation to assess its adherence to the Corporate Governance Guidelines and committee charters, and identify opportunities to improve Board performance. The Board annually reviews our Corporate Governance Guidelines and committee charters and updates them as necessary to reflect changes in regulatory requirements and evolving oversight practices.

Board Independence

•	A majority of our directors are independent of Concur and management. We are committed to maintaining a majority of independent directors.

•	The independent directors meet regularly without management present.

•	Randall H. Talbot serves as the Board’s Lead Independent Director. That role is described below under “Lead Independent Director.”

Board Committee Independence and Expertise

•	Only independent directors are members of the Audit, Compensation and Nominating and Corporate Governance Committees.

•	Jeffrey T. Seely, a member of the Audit Committee, is an “audit committee financial expert” as defined under SEC rules.

Hedging and Pledging Policies

•

Our directors and executive officers are prohibited from hedging their ownership of Concur stock, including trading in options, puts, calls, or other derivative instruments related to Concur stock or debt.

•	Our directors and executive officers are prohibited from pledging their ownership of Concur stock.

Risk Oversight

•	The Board exercises direct oversight of strategic and major operational risks to Concur.

•	The Audit Committee periodically reviews and assesses Concur’s major financial risk exposures, its financial reporting and Concur’s system to monitor business risk.

•	The Compensation Committee considers whether our compensation programs create incentives to take excessive or unreasonable risks that would harm Concur.

•	The Nominating and Corporate Governance Committee considers governance-related risks in the course of performing its remuneration and policy functions.

Stock Ownership

•

The Board has adopted stock ownership guidelines for all directors and executive officers. The guidelines were established to promote a long-term perspective in managing the enterprise, and to help align the interests of our stockholders, executives, and directors. A more complete description of the stock ownership requirements appears in “Executive Compensation” below.

Other Policies and Procedures

•

Concur has an anonymous compliance reporting system available to all employees, and the Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls, or auditing matters.

•	Concur has adopted a code of ethics that applies to all of its directors, officers and employees.

Key information regarding Concur’s corporate governance initiatives, including Concur’s Corporate Governance Guidelines, Code of Business Conduct and Ethics and the charter for each standing committee of the Board, is posted on our website at www.concur.com/en-us/about.

Chairman of the Board

S. Steven Singh has served as a member of our Board since 1993, as our Chief Executive Officer since 1996, and as Chairman of the Board since 1999. In light of Mr. Singh’s knowledge of Concur and our industry, and his experience successfully navigating Concur through many successes and challenges, we believe it is appropriate for him to have the principal leadership position on both the executive management team and the Board of Directors. We have no policy mandating whether the positions of Chief Executive Officer and Chairman of the Board should be combined or separated.

Lead Independent Director

In fiscal 2010, we augmented our Board leadership structure by creating the position of Lead Independent Director and appointing Mr. Talbot to that position. Our objective in creating this position was to provide formal support to Mr. Singh in his management of Board affairs, and to acknowledge general investor interest in a greater role of independent directors in the leadership of the Board.

Our Lead Independent Director has the following roles and responsibilities:

•	serving as a liaison between the Chairman of the Board and the Board’s independent directors;

•	presiding over all Board meetings when the Chairman of the Board is not present;

•	presiding over all executive sessions of the Board’s independent directors;

•	convening and presiding over any meetings of the Board’s independent directors that may be necessary from time to time;

•	coordinating feedback to the Chairman of the Board and Chief Executive Officer on behalf of the Board’s independent directors regarding business issues and management;

•	consulting with the Chairman of the Board and Chief Executive Officer with respect to agendas for Board meetings and information needs associated with such meetings;

•

serving as a designated spokesperson for the Board when the Board or the Board’s independent directors determine it would be appropriate for the Lead Independent Director to comment publicly on any matter;

•

being available for consultation and communication with Concur’s stockholders when the Board or the Board’s independent directors determine it would be appropriate for the Lead Independent Director to do so; and

•

performing such other duties as may be necessary for the Lead Independent Director to fulfill these responsibilities, or as may be requested by the Board, the Board’s independent directors, or the Chairman of the Board.

Director Independence

Our Corporate Governance Guidelines provide that a majority of our directors will be independent and that the Board must affirmatively determine that a director has no relationship that would interfere with his exercise of independent judgment in carrying out the responsibilities of a director. Our Board annually reviews director independence with reference to the independence requirements of NASDAQ’s listing rules. To facilitate this review, each director completes annually a questionnaire that provides information about relationships that might affect the determination of independence. Management also provides our Board with relevant facts and circumstances of any relationship bearing on the independence of a director or nominee.

The Board has analyzed the independence of each director and determined that a majority of our directors meet the standards of independence under our Corporate Governance Guidelines and applicable NASDAQ listing standards, including that the director is free of any relationship that would interfere with his or her individual exercise of independent judgment.

Board Oversight of Risk Management

Risk is inherent in business, particularly for technology companies pursuing long-term growth opportunities. Our management is responsible for day-to-day risk management activities in the business. The Board, acting directly and through its committees, is responsible for oversight of Concur’s risk management. With the oversight of the Board, Concur has implemented practices and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase stockholder value.

The Board’s risk oversight areas of focus include, but are not limited to:

•	management and Board succession planning;

•	assessment of strategic risk and major operational risks, including acquisitions and evaluation of our capital structure; and

•	legal and regulatory compliance.

The Board conducts its risk oversight both directly and through its committees. The Board’s oversight of risks occurs as an integral and continuous part of its oversight of the business of Concur generally. In addition, the Audit Committee has primary responsibility for overseeing risks associated with our financial statements and financial reporting, credit and liquidity, and legal and regulatory compliance. The Audit Committee receives updates and discusses individual and overall risk areas during its meetings, including financial risk assessments, risk management policies and major financial risk exposures, and the steps management has taken to monitor and control those exposures. The Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and employee compensation generally. The Compensation Committee receives reports and discusses whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Concur. The Nominating and Corporate Governance Committee oversees risks associated with our governance practices, director succession and the leadership structure of the Board.

The Board is kept abreast of its committees’ risk oversight and other activities through reports of the committee chairmen during Board meetings, and through the attendance of committee meetings by Board members who are not necessarily members of the particular committee.

Procedures for Nominating Directors

The Nominating and Corporate Governance Committee generally identifies potential nominees based upon suggestions by our outside directors, members of management, or stockholders, and then evaluates the candidates based upon various factors, including:

•	integrity;

•	high level of education and/or business experience;

•	broad-based business acumen;

•	understanding of our business and industry;

•	strategic thinking and willingness to share ideas, network of contacts, and diversity of experience;

•	expertise; and

•	background.

The Nominating and Corporate Governance Committee uses these and other criteria to evaluate potential nominees. It does not have a formal policy with regard to the consideration of diversity in identifying and evaluating potential nominees, but the Board and the committee believe that the Board should include a diversity of experience and perspective on business opportunities and challenges. The Nominating and Corporate Governance Committee does not evaluate proposed nominees differently depending upon who has proposed the nominee. To date, we have not paid any third-party fees to assist in this process.

The Nominating and Corporate Governance Committee will consider, and make recommendations to the Board regarding, any stockholder recommendations for candidates to serve on the Board. However, it has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate given the historical absence of those proposals. The Nominating and Corporate Governance Committee will review periodically whether a more formal policy should be adopted. If a stockholder wishes to suggest a candidate for consideration, the stockholder should send the name of the recommended candidate for director, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating stockholder’s ownership of Concur stock, to the attention of our Corporate Secretary, 601 108th Avenue NE, Suite 1000, Bellevue, Washington 98004 at least six months prior to the 2015 Annual Meeting of Stockholders to ensure time for meaningful consideration by the Nominating and Corporate Governance Committee. For additional nominating requirements, please see “Proposals to be Voted on at the Meeting—Stockholder Proposals for 2015 Annual Meeting” below. To date, we have not had any candidates submitted by any stockholders for the 2015 Annual Meeting.

Certain Relationships and Related Person Transactions

The Audit Committee of the Board of Directors is responsible for review, approval, or ratification of “related-person transactions” between Concur or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of Concur since the beginning of the last fiscal year, and the immediate family members of these persons. Concur has adopted procedures that apply to any transaction or series of transactions in which Concur or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. Potential transactions involving related persons are reviewed by Concur’s disclosure controls committee. The disclosure controls committee considers whether a transaction may constitute a “related-person transaction” and, if so, any such transaction is forwarded to the Audit Committee for review. The Audit Committee determines whether any such transaction constitutes a “related-person transaction” and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion. There were no “related person transactions” identified in fiscal 2013.

Section 16(a) Beneficial Ownership and Reporting Compliance

Concur’s directors and officers, and any persons who own more than 10% of Concur’s common stock, are required under Section 16(a) of the Securities Exchange Act of 1934, as amended to file initial reports of ownership and reports of changes in ownership with the SEC (“Section 16(a) filings”). Specific due dates have been established by the SEC, and Concur is required to disclose in this Proxy Statement any failure to file by those dates. Based solely upon its review of the copies of such reports for fiscal 2013 as furnished to Concur and written representations from Concur’s directors and officers, Concur believes that all directors, officers, and greater-than-10% beneficial owners have made all required Section 16(a) filings on a timely basis for such fiscal year, other than a Form 4 for Robert Cavanaugh, which was filed on September 18, 2013 for a transaction that occurred on August 15, 2013 and a Form 4 for Michael Eberhard, which was filed on December 10, 2012 for a filing that was due December 7, 2012.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all directors, officers, and employees of Concur, as required by applicable securities laws and the rules of the SEC and NASDAQ listing standards. A copy of the Code of Business Conduct and Ethics is posted on our website at www.concur.com/en-us/about/corporate-ethics.

Stockholder Communications

Stockholders may contact an individual director, the Lead Independent Director, our Board of Directors as a group, or a specified Board committee or group, including the non-employee directors as a group, by contacting our Corporate Secretary, through the following means:

Website:	www.concur.com/en-us/investors
Phone:	(425) 590-5000
Mail:	Office of the Corporate Secretary
Concur Technologies, Inc.
601 108th Avenue NE, Suite 1000
Bellevue, Washington 98004

Each communication should specify the applicable addressee or addressees to be contacted. Management will initially receive and process communications before forwarding them to the addressee(s). We also may refer communications to other departments in Concur. We generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about Concur.

Our Board of Directors

General

Our Board of Directors consists of seven members. Board members are divided into Class I, Class II, and Class III directors, who serve staggered three-year terms. Each director serves for a term ending at the third Annual Meeting of Stockholders following the Annual Meeting at which he was elected, except that any director appointed by the Board serves for a term ending at the Annual Meeting of Stockholders for the class to which the director was appointed. Each director serves until his successor is elected and qualified or until his earlier death, resignation, or removal.

We ask that our stockholders approve Proposal 1, which nominates Edward P. Gilligan, Jeffrey T. McCabe and Rajeev Singh for election at the Meeting to hold office until the 2017 Annual Meeting of stockholders. Information about the professional background, qualifications, and other board memberships for Messrs. Gilligan, McCabe and Singh and the other members of the Board is provided below.

Meetings and Meeting Attendance

The Board held eight meetings during fiscal 2013. The Board holds regularly scheduled quarterly meetings. Each incumbent director attended at least 75% of the aggregate number of Board meetings and meetings of committees on which such director served. Directors are encouraged to attend the Meeting. Six directors attended the 2013 Annual Meeting of Stockholders. The Board determined that each of Messrs. Eubanks, McCabe, Seely, and Talbot is an independent director as defined in NASDAQ listing standards.

The Board’s three standing committees are the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Typically, committee meetings occur the day before the Board meeting. In addition to the quarterly meetings, typically there are special ad hoc meetings each year. At each quarterly Board meeting, time is set aside for the independent directors to meet without management present.

Our Continuing Class I Directors (term to expire in 2015)

Jeffrey T. Seely	Jeffrey T. Seely, age 59, has been a director of Concur since 2005. From 2008 until August 2010, he served as Director and Chief Executive Officer of Recruiting.com Inc. (formerly known as Jobster, Inc.), a provider of on-line corporate recruiting software. From 1998 to 2007, he served as the President and Chief Executive Officer of ShareBuilder Corporation, an on-line brokerage company, and from 2002 to 2007 he served as the Chairman of the Board of Directors of that company. Mr. Seely is a member of our Audit Committee and Nominating and Corporate Governance Committee. The specific attributes that qualify Mr. Seely to serve and that led to the conclusion that Mr. Seely should serve as a member of our Board of Directors include his experience as an entrepreneur and chief executive, and his knowledge of on-line businesses.

S. Steven Singh	S. Steven Singh, age 52, has served as Concur’s Chief Executive Officer since 1996 and as a director since 1993, including service as Chairman of the Board of Directors since 1999. Prior to joining Concur, Mr. Singh was General Manager of the Contact Management Division at Symantec Corporation, an international technology firm focused on protecting information and computer systems. Mr. Singh serves on the boards of directors of CornerStone OnDemand, Buuteeq, Inc., ModuMetal and Cleartrip, Inc, where he serves as Chairman. In addition, Mr. Singh serves as a director at the Washington Roundtable, Chairman of the GBTA Foundation, a director of the W Fund, and a member of the Advisory Board for the Foster School of Business at the University of Washington. S. Steven Singh and Rajeev Singh are brothers. The specific attributes that qualify Mr. Singh to serve and that led to the conclusion that Mr. Singh should serve as a member of our Board of Directors include his perspective as one of our founders and as a large stockholder, his experience as our Chief Executive Officer for many years, his extensive knowledge of the expense management and corporate travel management industries, and his related operational expertise, historic knowledge and familiarity with Concur’s evolution and development.

Randall H. Talbot	Randall H. Talbot, age 60, has been a director of Concur since 2008. Since January 2011, Mr. Talbot has been Managing Director of Talbot Financial LLC, an investment advisory firm. Mr. Talbot served as director, Chief Executive Officer and President of Symetra Financial Corporation from 2004 to June 2010. Mr. Talbot joined the former parent of Symetra Financial Corporation, Safeco Corporation, in 1998, and from 1998 to 2004 he served as President of Safeco Life Insurance Company. Mr. Talbot serves on the board of directors of Washington Federal, Inc., a bank holding company. Mr. Talbot is our Lead Independent Director and a member of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The specific attributes that qualify Mr. Talbot to serve and that led to the conclusion that Mr. Talbot should serve as a member of our Board of Directors include his experience as Chief Executive Officer of a large financial institution, and related strategic and operational expertise.

Our Continuing Class II Directors

Gordon Eubanks

Gordon Eubanks, age 67, has been a director of Concur since 2005. Mr. Eubanks, a private investor, serves on the boards of directors of SilverSky, and PeopleAdmin, Inc., which are all private software companies. From October 2006 to November 2006, Mr. Eubanks served as acting Chief Executive Officer, and, from 2006 to May 2009 served as a director, of Asempra Technologies, a private software company sold in May 2009. From 2005 to 2006, Mr. Eubanks served as Chairman of the Board of Preventsys, an enterprise security software company, which was sold in 2006. Since 2006, Mr. Eubanks has been managing personal investments and working as an advisor to a number of companies. From 1999 to 2005, Mr. Eubanks served as President and Chief Executive Officer of Oblix, Inc., a provider of enterprise identity management solutions that was acquired by Oracle in 2005. From 1984 to 1999, Mr. Eubanks served as President and Chief Executive Officer of Symantec Corporation. Mr. Eubanks is a member of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The specific attributes that qualify Mr. Eubanks to serve and that led to the conclusion that Mr. Eubanks should serve as a member of our Board of Directors include his extensive experience as an entrepreneur and chief executive officer of a large public company, his knowledge of the technology industry generally, and related strategic and governance expertise.

Our Class III Director Nominees

Edward P. Gilligan	Edward P. Gilligan, age 54, has been a director of Concur since 2008. Mr. Gilligan has been President of American Express Company since April 2013 and Vice Chairman from 2007. He also serves as head of its global consumer, small business and network businesses since October 2009. From 2007 to 2009, he was head of the American Express Global Business-to-Business Group. From 2005 to 2007, he was Group President, American Express International & Global Corporate Services. Prior to that, he had been Group President, Global Corporate Services since 2000 and Group President, Global Corporate Services & International Payments at American Express International & Global Corporate Services, since 2003. Mr. Gilligan serves on our Board of Directors pursuant to the terms of a Securities Purchase Agreement between Concur and American Express Travel Related Services Company, Inc., a wholly owned subsidiary of American Express Company. Under this agreement, American Express may nominate one person, initially Edward P. Gilligan, to serve on our Board of Directors so long as American Express owns at least 10% of Concur’s outstanding shares of common stock and satisfies other conditions. Pursuant to American Express Company policy, Mr. Gilligan has waived any compensation he would otherwise be entitled to receive from Concur for his service as a member of our Board of Directors. Mr. Gilligan also served on the board of directors of Zipcar, Inc., from May 2012 through March 2013. The specific attributes that qualify Mr. Gilligan to serve and that led to the conclusion that Mr. Gilligan should serve as a member of our Board of Directors include his experience in senior management roles at a large financial services company, his familiarity with the travel and charge card industries, and the perspective he brings as a representative of our largest stockholder.

Jeffrey T. McCabe	Jeffrey T. McCabe, age 57, has been a director of Concur since 2005. Since 2007, and from 2004 to 2005, Mr. McCabe engaged in a wide range of entrepreneurial activities, including strategic consulting for businesses developing new products and services. From 2005 to 2007, he served as Chief Executive Officer of Tri-Pen TravelMaster Technologies, LLC, a provider of technology solutions for the travel industry. From 1994 to 2004, he served in various executive positions at American Express, including Senior Vice President and General Manager for the United States and Canadian large-market commercial card business. Prior to that, Mr. McCabe held executive positions at Labinal S.A. and General Motors, where he worked in Europe and Asia with a focus on developing new business relationships. Mr. McCabe is a member of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The specific attributes that qualify Mr. McCabe to serve and that led to the conclusion that Mr. McCabe should serve as a member of our Board of Directors include his experience in senior management at travel and charge card companies, his strategic consulting experience, and his knowledge of the travel industry.

Rajeev Singh	Rajeev Singh, age 45, has been a director of Concur since 2008. Mr. Singh co-founded Concur in 1993, became Chief Operating Officer in 2002, and President in 2005. He earlier served in various roles at Concur, including the Executive Vice President of Sales, Marketing & Services. Prior to joining Concur, Mr. Singh held positions at Ford Motor Company and General Motors Corporation. Rajeev Singh and S. Steven Singh are brothers. The specific attributes that qualify Mr. Singh to serve and that led to the conclusion that Mr. Singh should serve as a member of our Board of Directors include the experience he brings as one of our founders and our Chief Operating Officer for many years, his extensive knowledge of the expense management and corporate travel management industries, and related familiarity with the operations of Concur.

Board Committees

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The membership and authority of each committee is described below, and the committee charters are available on our website at www.concur.com/en-us/about/board-committees.

Director	Independent Director	Audit	Compensation	Nominating and Corporate Governance
Gordon Eubanks	X	X	X	X

Edward P. Gilligan

Jeffrey T. McCabe	X	X	X	X

Jeffrey T. Seely	X	X		X

Rajeev Singh

S. Steven Singh

Randall H. Talbot	X	X	X	X

Total meetings in fiscal 2013	N/A	12	8	4

Below is a description of each standing committee. Each committee has authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities.

Audit Committee

The principal functions of the Audit Committee are:

•	overseeing the integrity of our financial statements and its compliance with related legal and regulatory requirements;

•	monitoring the adequacy of our accounting and financial reporting, and its internal controls and processes for financial reporting;

•	overseeing our relationship with its independent auditors, including appointing, evaluating, and setting the compensation of the independent auditors; and

•	facilitating communication among the independent auditors, our management, and the Board.

Messrs. Seely, Eubanks, McCabe, and Talbot are the members of the Audit Committee. Each member of the Audit Committee meets the independence and other requirements to serve on our Audit Committee under applicable SEC rules and NASDAQ listing standards. The Board has determined that Mr. Seely is an “audit committee financial expert” as defined by the rules of the SEC. The report of the Audit Committee is provided below under “Audit and Audit-related Matters.”

Compensation Committee

The principal functions of the Compensation Committee are:

•	Reviewing, approving, and making recommendations to the Board of Directors regarding all forms of salary, bonus, and stock compensation provided to our executive officers, the long-term strategy for employee compensation, the types of stock and other compensation plans to be used by Concur and the shares and amounts reserved thereunder;

•	overseeing the overall administration of our equity-based compensation and stock option plans; and

•	addressing such other compensation matters as may from time to time be directed by the Board of Directors.

Messrs. Eubanks, McCabe, and Talbot are the members of the Compensation Committee. Each member of the Compensation Committee meets the independence and other requirements to serve on our Compensation Committee under applicable SEC rules and NASDAQ listing standards. The report of the Compensation Committee is provided below Under “Executive Compensation.”

Compensation Consultant

The Compensation Committee retains Compensia, Inc. (“Compensia”) to advise the Compensation Committee on marketplace trends in executive compensation, management proposals for compensation programs, and executive officer compensation decisions. Compensia also evaluates equity compensation programs generally. It also consults with the Compensation Committee about its recommendations to the Board on chief executive officer and director compensation.

Consultant Independence

Compensia is directly accountable to the Compensation Committee. To maintain the independence of the firm’s advice, Compensia does not provide any services for Concur other than those described above. In addition, the Compensation Committee conducted a conflict of interest assessment by using the factors applicable to compensation consultants under SEC rules and no conflict of interest was identified.

Nominating and Corporate Governance Committee

The principal functions of the Nominating and Corporate Governance Committee are:

•	assisting the Board in identifying, evaluating, and nominating candidates to serve as members of the Board;

•	recommending to the Board the director nominees for the next Annual Meeting of Stockholders;

•	reviewing and making recommendations to the Board regarding the composition and operations of the Board; and

•	reviewing and making recommendations to the Board regarding corporate governance policies and ethical conduct.

Messrs. McCabe, Eubanks, Seely, and Talbot are the members of the Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee meets the independence and other requirements to serve on our Nominating and Corporate Governance Committee under applicable SEC rules and NASDAQ listing standards.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is, or at any time was, an officer or employee of Concur or any of its subsidiaries, and none had any related-person transaction or relationship with Concur. None of our executive officers serves or has served on the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee during fiscal 2013.

Director Compensation

Only Board members who are not Concur employees are separately compensated for serving as members of the Board. Accordingly, Messrs. Steve Singh and Rajeev Singh are not separately compensated for serving as members of the Board. In addition, Mr. Gilligan has waived all compensation for serving as a Board member, consistent with the policy of The American Express Company. Currently, annual director compensation for our non-employee directors consists of cash and an award of restricted stock units, as follows:

Position	Annual Cash Payment		Annual Grant of Restricted Stock Units
All Non-employee Directors (1)		$60,000	A number of restricted stock units having a value of $215,000 at time of grant (2)

Lead Independent Director	Additional $	20,000	—

Chairman of the Audit Committee	Additional $	25,000	—

Member of the Audit Committee	Additional $	12,500	—

Chairman of the Compensation Committee	Additional $	15,000	—

Member of the Compensation Committee	Additional $	7,500	—

Chairman of the Nominating and Corporate Governance Committee	Additional $	10,000	—

Member of the Nominating and Corporate Governance Committee	Additional $	5,000	—

(1)	Mr. Gilligan has waived all compensation for serving as a Board member, consistent with The American Express Company internal policy.

(2)	Based on the average of the closing sale prices of Concur common stock as quoted on The NASDAQ Global Select Market for the 30 consecutive trading days ending with the trading day that is one trading day prior to the grant date.

The cash and restricted stock units are awarded on March 15 of each year for service during the preceding 12 months. Restricted stock units are awarded to outside directors under our 2007 Equity Incentive Plan, and fully vest on the first anniversary of the grant date. All directors are reimbursed for reasonable travel expenses incurred to attend Board and committee meetings.

The following table shows the compensation earned in fiscal 2013 by the non-employee members of our Board. Messrs. Steve Singh’s and Rajeev Singh’s compensation is detailed below in the “Executive Compensation” section of this Proxy Statement.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
Randall H. Talbot	105,000	220,864	325,864

Jeffrey T. Seely	90,000	220,864	310,864

Gordon Eubanks	92,500	220,864	313,364

Jeffrey T. McCabe	90,000	220,864	310,864

Edward P. Gilligan (2)	—	—	—

(1)	Represents the grant date fair value of equity awards calculated in accordance with ASC Topic 718, Stock Compensation. Assumptions used in the calculation of this amount for purposes of our financial statements are included in Note 13 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013. In fiscal 2013, each non-employee director other than Mr. Gilligan was awarded a restricted stock unit covering 3,089 shares, which will settle in full on March 15, 2014.

(2)	Pursuant to The American Express Company internal policy, Mr. Gilligan has waived any compensation he is entitled to receive from Concur for his service as a member of our Board.

Executive Officers

The following individuals are our executive officers:

S. Steven Singh, Chief Executive Officer and Chairman of the Board	S. Steven Singh, age 52, has served as our Chief Executive Officer since 1996 and as a director since 1993, including service as Chairman of the Board of Directors since 1999. Prior to joining Concur, Mr. Singh was General Manager of the Contact Management Division at Symantec Corporation, an international technology firm focused on protecting information and computer systems. Mr. Singh serves on the boards of directors of CornerStone OnDemand, Buuteeq, Inc., ModuMetal and Cleartrip, Inc, where he serves as Chairman. In addition, Mr. Singh serves as a director at the Washington Roundtable, Chairman of the GBTA Foundation, a director of the W Fund, and a member of the Advisory Board for the Foster School of Business at the University of Washington. S. Steven Singh and Rajeev Singh are brothers.

Rajeev Singh, President and Chief Operating Officer	Rajeev Singh, age 45, has been a director of Concur since 2008. Mr. Singh co-founded Concur in 1993, became Chief Operating Officer in 2002, and became President in 2005. He earlier served in various roles at Concur, including the Executive Vice President of Sales, Marketing & Services. Prior to joining Concur, Mr. Singh held positions at Ford Motor Company and General Motors Corporation. Rajeev Singh and S. Steven Singh are brothers.

Francis J. Pelzer V, Chief Financial Officer	Mr. Pelzer, age 43, joined Concur in May 2010 as its Chief Financial Officer. From 2004 to May 2010, Mr. Pelzer served as a Director and Vice President in the Software Investment Banking group at Deutsche Bank advising software technology companies on strategic activities such as equity and debt financings, mergers and acquisitions, divestitures and other investor matters. Prior to that, Mr. Pelzer was a Vice President with Credit Suisse First Boston and a management consultant with Kurt Salmon Associates. Mr. Pelzer also serves on the board of Benefitfocus, Inc., a benefits technology provider.

John Torrey, Executive Vice President, Corporate Strategy	Mr. Torrey, age 41, joined Concur in October 2007 and serves as Executive Vice President of Corporate Strategy. Prior to joining Concur, he was an equity research analyst at Adams Harkness, Credit Suisse First Boston Technology Group, and Montgomery & Co., where he was also Director of Research. Mr. Torrey began his career at PricewaterhouseCoopers LLP, where he was a senior manager in the firm’s national office and corporate and operations strategy consultant. Mr. Torrey serves on the boards of directors of Cleartrip Inc., RideCharge, Inc., and Visage Mobile, Inc.

Robert Cavanaugh, Executive Vice President and General Manager, Global Enterprise Business Unit	Mr. Cavanaugh, age 44, joined Concur in 1999 and has served in various roles since that time, including: Executive Vice President and General Manager,Global Enterprise Business Units; Executive Vice President and General Manager, North America; Executive Vice President, Client Development; Executive Vice President, Business Development; Vice President of Business Development; and Senior Director, Consulting Services. Mr. Cavanaugh was appointed Executive Vice President and General Manager, Americas and Global Accounts, in November 2012. Prior to joining Concur, Mr. Cavanaugh held consulting and implementation management positions at Seeker Software and Ceridian Corporation. Mr. Cavanaugh served as an officer in the United States Army Reserve from 1991 to 2000.

Elena A. Donio, Executive Vice President and General Manager, Global Small and Mid-Size Business Unit	Ms. Donio, age 44, joined Concur in 1998 and has served in various roles since that time, including: Executive Vice President and General Manager, Global Small & Mid-Size Business Unit; Executive Vice President of Emerging Business; Vice President of Marketing; and Vice President of Product Management. Ms. Donio was appointed Executive Vice President and General Manager, Global Small and Mid-Size Business Unit in November 2012. Prior to joining Concur, Ms. Donio was a Senior Manager in Deloitte Consulting’s SAP practice.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides information about fiscal 2013 compensation for our Chief Executive Officer (“CEO”), our Chief Financial Officer, and our next three most highly-compensated executive officers. These individuals, who we refer to collectively as our “named executive officers” or “NEOs”, are:

•	S. Steven Singh, Chief Executive Officer and Chairman of the Board;

•	Francis J. Pelzer V, Chief Financial Officer;

•	Rajeev Singh, President and Chief Operating Officer;

•	John Torrey, Executive Vice President, Corporate Strategy; and

•	Robert Cavanaugh, Executive Vice President and General Manager, Americas.

In this CD&A we describe our executive compensation program, and how our Board of Directors (“Board”) and its Compensation Committee (“Compensation Committee”) arrived at the specific compensation decisions for our NEOs. We refer to certain non-GAAP financial measures, which are reconciled to the most directly comparable financial measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) in Appendix A to this proxy statement.

Response to Say-on-Pay Votes

In recent years we have modified our executive compensation programs in significant ways to address concerns expressed by our stockholders and to better align the interests of our NEOs with the interests of our stockholders, including:

•	Adoption of stock ownership guidelines for our CEO, executive officers, and members of the Board;

•	Adoption of no-hedging and no-pledging policies for our CEO, executive officers, and members of the Board;

•	Adoption of an executive officer compensation recovery, or “clawback”, policy; and

•	Engaged an independent national compensation consulting firm to advise us on our executive compensation arrangements.

The Compensation Committee considered the result of the 2013 stockholder advisory vote on our executive compensation arrangements as part of its general oversight of our executive compensation arrangements. A substantial majority (82%) of stockholders approved the executive compensation arrangements described in our Proxy Statement for the 2013 Annual Meeting; the Compensation Committee considered this to represent general support for its executive compensation philosophy and programs.

Key Elements of Our Executive Compensation Program for Fiscal 2013

We believe the key elements of our fiscal 2013 executive compensation program align the interests of our NEOs with our long-term strategic direction and the interests of stockholders, and help reduce the possibility of our NEOs making business decisions that could promote short-term results or individual compensation at the expense of long-term value.

•	Executive Base Salary: Fiscal 2013 base salaries for our NEOs were held unchanged from fiscal 2012 levels, including a nominal salary for our CEO.

•

Reduced Emphasis on Short-Term Cash Incentives: In fiscal 2013, our CEO and our Chief Operating Officer (“COO”) were both ineligible to receive cash bonuses, and the target bonus opportunities for our other NEOs were reduced, reflecting our greater emphasis on executive compensation, particularly for our most senior executive leadership, that consists primarily of performance-based equity awards that once earned, vest over time. In fiscal 2013, the performance metric for our cash incentive program was non-GAAP pre-tax earnings per share, which the Compensation Committee believed was a broad-based corporate objective that appropriately aligned incentives of executives and objectives of stockholders.

•

Equity Incentive Awards Linked to Economic Value Added: The performance measure for our restricted stock unit awards for fiscal 2013 was our measure of annualized economic value added, which is a measure based on new and incremental revenue contracted for or recognized in a year. In choosing this performance metric for equity incentive awards, the Compensation Committee believed it was appropriate to utilize a metric for long-term equity incentive awards that was different than the metric used for short-term cash incentive awards, and that the measure utilized should be a leading indicator of our potential future financial performance. In the case of our CEO and our COO, these performance-based equity awards were the only form of incentive compensation granted.

•

CEO Total Compensation Approximates Median of Peer Group: The target total compensation of our Chief Executive Officer was roughly in line with the median total target compensation level of chief executives in our 2013 peer group, and for our CEO consisted solely of performance-based equity awards.

•	Stock Ownership Guidelines: We have instituted stock ownership guidelines for our CEO and other executive officers, and for members of the Board.

•	No-Hedging/Pledging Policies: We have instituted no-hedging and no-pledging policies for our CEO and other executive officers, and for members of the Board.

•

Clawback Policy: We adopted an executive officer compensation recovery, or “clawback”, policy enabling us to recover incentive-based cash compensation under certain circumstances in the event of a financial restatement.

Compensation-setting Process

Compensation Philosophy and Design

We operate in a dynamic and competitive business environment, with frequent technological advances, evolving market requirements and newly-emerging competitors. To thrive in this environment, we must continue to enhance our cloud computing business model, develop new services and technologies, identify and implement effective new business strategies, and capitalize on emerging business opportunities. Success in these endeavors requires that we have a highly talented and seasoned leadership team, and, consequently, that we successfully compete with many other technology companies in seeking to attract and retain that skilled management team.

To meet this challenge, our compensation philosophy is to attract, retain, and motivate talented individuals through compensation packages that focus on long-term value creation and achievement of our financial and strategic objectives. We have designed our compensation policies to achieve the following objectives:

•

Competitiveness: We set all components of compensation in light of competitive practices. We compare our practices and compensation levels to those of appropriate peer companies, without using rigid percentile targets, in order to make better-informed decisions in attracting, retaining and motivating top executive talent in a competitive environment.

•	Pay for Performance: We tie both the cash incentive and equity incentive components of our executive compensation to measures of overall performance by Concur.

•

Alignment to Stockholders’ Interests: We structure performance-based compensation, and emphasize equity-based compensation, to align more closely the interests of our NEOs with the interests of our stockholders. In particular, we reward strong performance in selected financial metrics that we believe will lead to creation of long-term stockholder value. 100% of our CEO’s fiscal 2013 compensation was performance based and, as a whole, 93% of our NEOs fiscal 2013 target compensation was performance-based, with both cash incentives and equity incentive arrangements designed to reward executives when Concur achieves objectives that we believe increase long-term stockholder value.

•

Enhanced retention: Our equity incentive awards, which account for the majority of NEO total compensation, are subject to multi-year vesting in addition to performance vesting, which is designed to encourage our talented executives to stay with us for the long term and links the actual value of those awards over time to stockholder returns.

Elements of Compensation

Our executive compensation program has three primary components:

•	Base salary;

•	Performance-based cash bonuses; and

•	Performance-based equity awards, which are also subject to time-based vesting.

For fiscal 2013, our CEO’s target pay mix consisted of 100% performance-based equity compensation and our other NEOs target pay mix was as follows:

CEO Target Pay Mix	NEO Average Target Pay-Mix

We utilize these compensation elements because:

•	They are consistent with executive compensation programs among our peer group companies and allow us to compete effectively for highly-qualified talent;

•	Each element supports achievement of one or more of our compensation objectives; and

•	These elements have been effective over time.

Our NEOs participate in our employee benefit plans on the same basis as all other employees. These plans include medical, dental, vision and group life insurance, an employee assistance program, short-term and long-term disability insurance, accidental death and disability insurance, and our 401(k) plan. We have no separate or enhanced benefit programs for our executives.

Role of the Compensation Committee

The Compensation Committee oversees our executive officer compensation program. It designs, approves and recommends to the Board, for approval by the independent members of the Board, all compensation of our executive officers, including the form and amount of salary, bonus, and equity-based compensation. It also oversees the administration of our cash-based and equity-based incentive plans, and addresses other compensation matters as the Board may direct from time to time.

In determining the form and amount of salary, bonus, and equity compensation for our NEOs, the Compensation Committee reviews compensation data for comparable companies and assesses the historical performance and prospects of those companies relative to our performance and prospects. Although the Compensation Committee typically receives and reviews competitive positioning data in the course of its annual compensation review, this data only provides reference points for the Compensation Committee’s decision-making. The Compensation Committee also receives input from our CEO on the appropriate level and form of compensation for our Section 16 officers. Ultimately, the Compensation Committee applies its own business judgment and experience to determine the compensation elements and amounts for our executives, including the NEOs. Depending upon Company and individual performance, the total compensation of our executives, including the NEOs, as well as individual compensation elements, may be within, below, or above the range for their positions among comparable companies.

The Compensation Committee’s charter allows it to delegate to one or more committee members, and to our CEO, the authority to determine compensation of employees who are not executive officers. It also permits the Compensation Committee to engage a compensation consultant.

Role of our Chief Executive Officer

Our CEO provides general guidance to the Compensation Committee with respect to compensation for executives who report to him, including the other NEOs, and reviews their performance at least annually, and sometimes more often. Our CEO considers relevant factors in his review, including each NEO’s performance and accomplishments during the year, areas of strength and areas for development, and our overall corporate and financial performance. The Compensation Committee takes our CEO’s general guidance into consideration when approving executive compensation. Our CEO generally attends meetings of the Compensation Committee; however, the Compensation Committee’s consideration and determination of CEO compensation occurs without CEO attendance or participation.

Role of Compensation Consultant

The Compensation Committee has engaged Compensia, Inc. (“Compensia”) to act as its independent compensation consultant and to review and analyze our executive compensation program. In measuring the effectiveness of the executive compensation arrangements in supporting our business strategy and its reasonableness as compared to the compensation practices of our peer group companies, Compensia advised the Compensation Committee on the following:

•	Peer group assessment methodology;

•	Trends and regulatory developments for executive compensation;

•

The size and structure of the cash components of our executive compensation program (i.e., base salary, target cash bonus levels, and performance measures) relative to our peer group and the broader technology company market;

•	The cost and potential dilution to our stockholders of equity incentives relative to our peer group;

•	Risk mitigation; and

•	Disclosure about our executive compensation.

In the course of fulfilling these responsibilities, representatives of Compensia attended Compensation Committee meetings and met with management from time to time to gather relevant information. While the Compensation Committee takes the input of Compensia into consideration, all of the Compensation Committee’s executive compensation decisions, including the specific amounts paid to our executive officers, are made through the exercise of the Compensation Committee’s own judgment and may reflect factors and considerations other than the information and recommendations provided by Compensia. The Compensation Committee may replace Compensia or hire additional advisors at any time.

Compensia reports directly to the Compensation Committee and does not provide services to Concur’s management. The Compensation Committee has assessed the independence of Compensia pursuant to SEC rules and NASDAQ listing rules and concluded that the firm’s work does not raise any conflict of interest that prevents them from providing independent advisory services to the committee.

Competitive Positioning

In fiscal 2013, the Compensation Committee reviewed the compensation data from a peer group consisting of 18 companies that were selected based on their similarity to Concur in terms of financial metrics, industry, growth rate and market position. The Compensation Committee determined that it was appropriate to revise our list of peer group companies for fiscal 2013 to take into account our improved financial position, growth trajectory and peer company acquisitions.

Accordingly, in connection with its executive compensation review for fiscal 2013, which took place during September and October 2012, our independent compensation consultant provided an analysis of our fiscal 2012 peer group. In updating the composition of our peer group for fiscal 2013, the Compensation Committee considered, among other things, companies that were similar to us in terms of one or more of the following factors:

•	Primary focus on software, especially software-as-a-service;

•	Revenue between approximately $251 million and $1,240 million, which represented multiples of our revenue in the range of approximately 0.5 times to 2.8 times;

•

Market capitalization between approximately $973 million and $11.7 billion, which represented multiples of our market capitalization in a range between approximately 0.28 times to 3.3 times (a broader range than the range of revenue multiples to reflect the impact of market volatility); and

•	Annual or three-year CAGR revenue growth greater than 10%.

Using these criteria and with the assistance of our independent compensation consultant, the Compensation Committee agreed upon a peer group of 18 publicly-traded companies in the Internet software and services, application software, systems software, and broader technology sectors to represent peer group companies to review in connection with our fiscal 2013 executive compensation decisions (“2013 Peer Group”), as follows:

• Advent Software	• LinkedIn

• Ancestry.com	• MicroStrategy

• Ariba	• NetSuite

• Athenahealth	• Rackspace Hosting

• Blackbaud	• SolarWinds

• CommVault Systems	• SS&C Technologies Holdings

• DealerTrack Holdings	• TIBCO Software

• Fortinent	• Ultimate Software Group

• Informatica	• Verisign

Fiscal 2013 Compensation Program and Decisions

For fiscal 2013, the Compensation Committee assessed our executive compensation arrangements in light of data provided by the Compensation Committee’s independent compensation consultant, which included publicly available information and executive compensation analysis of our 2013 Peer Group pay levels. Based on this assessment, the Compensation Committee and Board approved our fiscal 2013 compensation arrangements for our NEOs.

In evaluating the range of possible outcomes against key performance metrics, the Compensation Committee determined that it was appropriate to link the compensation for our NEOs to the performance against those key metrics to determine executive compensation for fiscal 2013. The Compensation Committee determined that linking the elements of compensation that are performance based to the performance objectives would align the interests of our executive officers to the interests of our stockholders and afford Concur a strong set of retention tools and the opportunity to provide competitive compensation in a highly competitive market for technology talent. The Compensation Committee determined that it was appropriate to set a range of compensation outcomes that could be below, at or above plan depending upon performance. The high proportion of total compensation for our NEOs represented by performance-based bonuses and performance-based equity awards, both of which were “at risk”, meant that our executives could earn below market compensation for performance below threshold target levels set by our Compensation Committee, market competitive compensation for performance at target levels and above market compensation for performance well above our target levels.

With the exception of a nominal base salary, the compensation for our CEO was 100% weighted toward achieving corporate goals that are expected to drive long-term value for our company. The Compensation Committee focused CEO compensation on performance-based equity awards because it believed doing so most appropriately linked his compensation to long-term stockholder interests. The Compensation Committee also determined that our CEO’s current level of stock ownership and time-vesting equity awards were sufficient retention incentives in the event the equity award performance condition was not achieved.

Base Salaries

We use base salaries to compensate our NEOs for their basic service as senior members of our management team, regardless of stockholder returns or our performance relative to our financial objectives. Salaries also serve an important retention function.

In fiscal 2013 we maintained our CEO’s base salary at the nominal amount of $1 per year, and determined he would not be eligible to receive cash incentive awards. This reflected the Compensation Committee’s and Board’s determination that neither base salary nor cash incentives were significant compensation elements for our CEO at this time, and eliminating these compensatory elements for him was consistent with aligning CEO compensation with overall Company performance.

In determining appropriate fiscal 2013 base salaries for NEOs other than our CEO, the Compensation Committee and Board considered peer company information, our executives’ base salaries for fiscal 2012, recommendations from our CEO, considerations of internal equity, and subjective assessments of position, experience, responsibilities and performance. The Compensation Committee and Board believe that based salaries for our executives are reasonably adequate for retention purposes, and that at this stage of Concur’s development it is appropriate to emphasize incentive-based executive compensation that rewards Concur’s growth and long-term success. As a result, our NEOs received no base pay increases in fiscal 2013.

Fiscal 2013 base salaries for our NEOs, unchanged from fiscal 2012, were as follows:

Named Executive Officer	Fiscal 2013 Base Salary ($)
S. Steven Singh	1

Francis J. Pelzer V	350,000

Rajeev Singh	450,000

John Torrey	325,000

Robert Cavanaugh	360,000

Performance-based Cash Incentives

Our cash incentives for executives are performance-based, intended to motivate them to achieve corporate goals that we expect to increase long-term stockholder value. In fiscal 2013, our CEO and our COO were both ineligible to receive cash bonuses, and the target bonus opportunities for our other NEOs were reduced, reflecting our greater emphasis on executive compensation, particularly for our most senior executive leadership, that consists primarily of performance-based equity awards, that once earned vest over time.

In fiscal 2013, the Compensation Committee and the Board selected fiscal 2013 non-GAAP pre-tax earnings per share as the metric that would determine bonuses under the Corporate Bonus Plan for fiscal 2013, based on recommendations from the CEO and in consultation with the Compensation Committee’s independent compensation consultant. The Compensation Committee believed this was a broad-based corporate objective that appropriately aligned incentives for executives with objectives of stockholders. The Compensation Committee and the Board believed that incentives of this nature foster teamwork among senior management and throughout Concur. The Compensation Committee and the Board also believed that better-than-expected performance on this metric was likely to result in increased stockholder value.

NEOs were only eligible to receive bonuses under the Corporate Bonus Plan if we achieved results for fiscal 2013, measured as non-GAAP pre-tax earnings per share, that were equal to or greater than the threshold performance. The threshold, target, and maximum bonuses that NEOs could earn under the Corporate Bonus Plan in fiscal 2013 were as follows:

Named Executive Officer	Threshold Cash Bonus Opportunity ($)	Target Cash Bonus Opportunity ($)	Maximum Cash Bonus Opportunity ($)
S. Steven Singh (1)	—	—	—

Francis J. Pelzer V	125,000	210,000	375,000

Rajeev Singh (1)	—	—	—

John Torrey	60,000	120,000	275,000

Robert Cavanaugh	60,000	120,000	280,000

(1)	Not eligible to participate in fiscal 2013 Corporate Bonus Plan

The threshold bonus amounts would be earned if Concur’s non-GAAP pre-tax earnings per share was $1.325; target bonus amounts would be earned at $1.35 per share, and maximum bonuses would be earned at $1.40 per share. For performance between these levels, payments would be adjusted in proportion to performance. For results below the threshold performance level, no bonuses would be paid, and for results better than the maximum level, no additional bonus would be paid. The Compensation Committee has the authority to exercise negative discretion to reduce the final payments to executives under this program.

In determining the target bonus opportunities for our NEOs, the Compensation Committee and the Board considered the position, experience, responsibilities, other compensation, and performance of each NEO, his previous target bonus, Concur’s performance and performance trajectory, and recommendations by our CEO. The

Compensation Committee and the Board also reviewed the comparable company data for annual cash incentives (target and actual) for our 2013 Peer Group, and considered internal pay equity among NEOs. The Compensation Committee and Board reduced the cash incentive element of our executive compensation arrangements for fiscal 2013 as part of its increased emphasis on performance-based equity awards and to promote longer-term thinking and better alignment with the interests of stockholders.

Ultimately we achieved non-GAAP pre-tax earnings per share of $1.33 per share, which was more than the threshold performance level but less than the target performance level under the Corporate Bonus Plan. However, at the suggestion of our executive management, our Compensation Committee and Board, exercising their negative discretion under the Corporate Bonus Plan, determined not to pay eligible NEOs any cash bonus amounts for fiscal 2013.

Performance-based Equity Incentives

Our equity incentives are performance-based, intended primarily to motivate our NEOs to pursue strategies that increase long-term stockholder value, and secondarily to help retain executives. In fiscal 2013, these incentives took the form of performance-based restricted stock units (“Performance RSUs”), and were granted under our stockholder-approved 2007 Equity Incentive Plan. Our emphasis on performance-based equity awards is consistent with our practices over the past several years, reflecting the determination of the Compensation Committee and Board that performance-based equity awards are an appropriate way to link executive compensation to long-term stockholder interests in business growth and stock price appreciation.

Our Performance RSUs, once earned, are also subject to time-based vesting, generally over four years from the time of grant, upon the satisfaction of the performance vesting condition, which the Compensation Committee and the Board believe encourages retention of executive leadership.

In determining the appropriate nature and magnitude of equity awards for our NEOs, the Compensation Committee and the Board considered comparable company equity compensation practices, including equity dilution measures such as annual burn rate and compensation expense and total equity overhang levels. In addition, the Compensation Committee reviewed equity awards in terms of value and percentage of outstanding shares for comparable executive positions among the peer group companies.

While the Compensation Committee reviewed the realized and realizable value of prior equity awards, it determined target annual equity awards for our NEOs primarily with reference to the annual long-term incentive practices of our 2013 Peer Group. The Compensation Committee believes that equity awards create strong incentives to foster future stockholder returns, and making those awards on a regular annual basis promotes retention and reduces the risk that larger more irregular awards could have a significant disincentive effects.

We selected Performance RSUs as the primary form of equity award for executives in order to link executive officer compensation directly to the value of our common stock, to encourage increasing stockholder value over the long term, and to promote executive officer retention. As noted above, our Performance RSU awards are subject to both performance-based vesting and time-based vesting. We believe this closely links executive incentives with the interests of stockholders and encourages executive retention. If the performance target, which is set of the Compensation Committee and the Board at the beginning of the fiscal year, is achieved, the Performance RSU award is subject to time-based vesting (generally in four equal annual installments on the anniversary of the grant date). On each such vesting date, the executive receives shares, net of tax withholding.

For fiscal 2013, Performance RSUs were awarded to our NEOs as follows (value based on $64.17 per share, which was the average of the closing sale prices of Concur common stock as quoted on the NASDAQ Global Select Market for the 30 consecutive trading days ending December 18, 2012):

Named Executive Officer	Threshold RSU Opportunity	Target RSU Opportunity	Maximum RSU Opportunity
S. Steven Singh	23,375	46,751	115,293

Francis J. Pelzer V	6,233	12,467	37,882

Rajeev Singh	23,375	42,855	91,411

John Torrey	6,233	12,467	29,646

Robert Cavanaugh	6,233	12,467	36,235

The threshold Performance RSU awards set forth above would be earned if our annualized economic value added grew 15% or more over the previous year; target awards would be earned at growth of 28% over the previous year, and maximum awards would be earned at 45% growth over the previous year. For performance between levels, the number of shares covered by the Performance RSUs would be adjusted in proportion to performance. For results below the threshold performance level, no Performance RSUs would be awarded. For results above the maximum level, no additional Performance RSUs would be awarded.

The Compensation Committee and the Board believe that the more senior an executive, the more his or her compensation should be “at-risk” – meaning that the executive will not realize value unless a performance goal is achieved. We believe this approach is appropriate because our executive officers have the greatest influence on our performance, with our CEO having the greatest influence. The Compensation Committee determined that both our CEO and our COO should not participate in our cash-based incentive plan, and should participate in our equity-based incentive arrangement at higher values, because of their responsibility for the long-term overall leadership of Concur. In determining the magnitude of Performance RSU awards for our NEOs, the Compensation Committee and the Board considered the position, experience, responsibilities, other compensation and performance of each NEO, our performance and performance trajectory, internal pay equity, and recommendations by our CEO. The Compensation Committee and the Board also considered the current value of our common stock, stock dilution, outstanding equity awards that were vested and unvested, and reviewed the comparable company data for equity awards for our 2013 Peer Group.

The Compensation Committee and Board have determined that actual annualized economic value added for fiscal 2013 was 40%. As a result, the threshold performance criterion was satisfied, and the number of shares awarded to each of our NEOs for fiscal

2013, subject to time-based vesting over four years from the date of grant, was as follows:

Named Executive Officer	Actual Fiscal 2013 Performance RSU Award(1)
S. Steven Singh	110,844

Francis J. Pelzer V	36,420

Rajeev Singh	87,884

John Torrey	28,502

Robert Cavanaugh	34,837

(1)	These restricted stock unit awards vest as follows: vesting of the shares granted are contingent upon our achievement of at least 15% growth during the period from October 1, 2012 through September 30, 2013 (taking into consideration adjustments as approved by the Board) and, upon satisfaction of such contingency, the shares granted will vest 25% on January 15, 2014 and vest 25% annually thereafter on each January 15 over the next three years thereafter.

Equity Award Procedures

All equity awards for NEOs and other executive officers are approved by the Compensation Committee and the independent members of our Board. The Compensation Committee and the Board have delegated to the CEO the authority to make equity awards to employees who are not executive officers, within certain limitations on aggregate grants and specific award terms. Stock options approved by the Compensation Committee and the Board are required to be granted not earlier than the date of approval, and at an exercise price not less than the fair market value of our common stock on the date of grant. Except in the case of a promoted or new executive officer, equity awards to executive officers are typically approved annually when annual grants are made to other key employees.

Other Compensation Policies and Information

Executive Benefits and Perquisites

Our NEOs are eligible for the same benefits that are made available to our other U.S.-based full-time employees, including our 401(k) plan, employee stock purchase plan, health care plan, life insurance plans, and other welfare benefit programs.

During fiscal 2013, we did not provide any other perquisites or benefits to our NEOs.

Post-employment Compensation

Other than acceleration of vesting of equity awards, we have no severance arrangements or “change-in-control” agreements with our NEOs that would entitle them to cash severance benefits or payments in the event of a change-in-control of Concur, such as a tender offer or merger resulting in us being acquired by another company.

Stock Ownership Guidelines

In December 2012, the Board adopted guidelines in which require that our CEO, certain other executive officers, and members of our Board own shares of our common stock to further align their interests with those of our stockholders. These guidelines require that each executive and director must directly own common stock having a market or intrinsic value (i.e., paper gain for vested, unexercised stock options), whichever is higher, equal to:

•	For our CEO, three times his or her annual base salary (based on median base salary of peer group chief executives if our CEO has no or nominal base salary);

•	For all other executive officers, one times his or her annual base salary; and

•	For each non-employee director, three times his or her annual cash retainer (guidelines do not apply to uncompensated non-employee directors).

Individuals subject to these guidelines are required to achieve the relevant ownership threshold within five years following adoption of the guidelines or five years after commencing service, when service begins after the guidelines are adopted. The Compensation Committee will review compliance with these guidelines on an annual basis.

These stock ownership guidelines were established after taking into consideration the Compensation Committee’s review of ways to enhance risk mitigation and market practices of other technology companies with stock ownership guidelines for executive officers and directors.

Derivatives Trading, Anti-hedging and No Pledging Policy

We have a policy that prohibits our executive officers, directors and other members of management from engaging in short sales, transactions in put or call options, hedging and pledging transactions or other inherently speculative transactions with respect to our stock. We adopted this policy as a matter of good corporate governance, and because prohibiting such transactions for executives, the compensatory value of equity awards on both the upside and the downside remains strong.

Executive Compensation Recovery (“Clawback”) Policy

The Board has adopted an executive compensation recovery, or “clawback,” policy requiring the reimbursement of excess incentive-based cash compensation provided to our executive officers in the event of certain restatements of the Company’s financial statements. The policy allows Concur to clawback incentive-based cash compensation from executive officers who were actually involved in the fraud or misconduct that triggered the accounting restatement to the extent that the cash compensation was in excess of what would have been paid under the accounting restatement. This policy is applicable to all incentive-based cash compensation paid after implementation of the policy, and it covers the three-year period preceding the date on which Concur is required to prepare the accounting restatement. For executive officers not eligible for incentive-based cash compensation, the policy is implemented with reference to median non-equity incentive compensation for comparable executives at appropriate peer companies. This policy will be amended to comply with the final regulations under the Dodd-Frank Wall Street Reform Act when they are adopted by the SEC.

Deductibility of Executive Compensation

Section 162(m) generally limits to $1,000,000 the amount of compensation for certain highly compensated officers that we may deduct for federal income tax purposes in any single year. The Compensation Committee and Board determined not to limit our executive compensation to amounts that are deductible under Section 162(m). However, in fiscal 2013, the Compensation Committee granted annual cash-based incentive awards and performance-based RSUs that were intended to qualify as “performance-based compensation” within the meaning of Section 162(m) and therefore exempt from the deduction limit.

Compensation Risk Assessment

In fiscal 2013, the Compensation Committee and management considered whether our compensation programs for employees created incentives for employees to take excessive or unreasonable risks that could materially harm Concur. The Compensation Committee believes that our compensation plans are typical for companies in our industry and that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on Concur.

Fiscal 2013 Compensation Tables

Summary Compensation Table

The following table lists the annual compensation for our CEO, our Chief Financial Officer, and the next three most-highly compensated persons serving as executive officers as of September 30, 2013.

Name and Principal Position	Fiscal Year	Salary ($)		Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
S. Steven Singh, Chief Executive Officer	2013	1		7,484,187	—	—	7,484,188
	2012	208,333	(3)	7,958,250	N/A	354	8,166,937
	2011	500,000		4,365,900	600,000	1,836	5,467,736

Francis J. Pelzer V, Chief Financial Officer	2013	350,000		2,459,078	—	288	2,809,366
	2012	350,000		2,652,750	401,250	354	3,404,354
	2011	350,000		1,940,400	350,000	326	2,640,726

Rajeev Singh, President and Chief Operating Officer	2013	450,000		5,933,928	—	288	6,384,216
	2012	450,000		5,305,500	615,250	354	6,371,104
	2011	450,000		3,638,250	550,000	4,236	4,642,486

John Torrey, Executive Vice President, Corporate Strategy	2013	325,000		1,924,455	—	288	2,249,743
	2012	325,000		2,122,200	294,250	354	2,741,804
	2011	325,000		1,552,320	275,000	326	2,152,646

Robert Cavanaugh, Executive Vice President and General Manager, Americas	2013	360,000		2,352,194	—	288	2,712,482
	2012	360,000		2,358,000	283,550	354	3,001,904
	2011	328,333		1,649,340	234,000	326	2,211,999

(1)	Represents the aggregate grant date fair value of equity awards calculated in accordance with ASC Topic 718, Stock Compensation. Assumptions used in the calculation of this amount for purposes of our financial statements are included in Note 13 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013.

(2)	Reflects life insurance and accidental death and disability premiums paid by Concur.

(3)	Reflects reduction of CEO annual base salary to $1.00 effective February 2012.

Grants of Plan-Based Awards During Fiscal Year

The following table shows all plan-based cash and equity awards granted to our NEOs during fiscal 2013. The restricted stock unit awards are also reported in the “Outstanding Equity Awards at Fiscal Year-End” table in this Proxy Statement.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Threshold (#) (2)	Target (#) (2)	Maximum (#)(2)	All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
S. Steven Singh	12/31/2012	—	—	—	23,375	46,751	115,293	—	—	—	7,484,187

Francis J. Pelzer V	12/31/2012	125,000	210,000	375,000	6,233	12,467	37,882	—	—	—	2,459,078

Rajeev Singh	12/31/2012	—	—	—	23,375	42,855	91,411	—	—	—	5,933,928

John Torrey	12/31/2012	60,000	120,000	275,000	6,233	12,467	29,646	—	—	—	1,924,455

Robert Cavanaugh	12/31/2012	60,000	120,000	280,000	6,233	12,467	36,235	—	—	—	2,352,194

(1)	The amounts in these columns reflect amounts payable pursuant to our fiscal company-wide bonus plan. For a description of our company-wide bonus plan as it pertains to the NEOs, see the “Compensation Discussion and Analysis” section above.

(2)	The amounts in this column reflect restricted stock units granted during fiscal 2013. For a description of our restricted stock unit awards pertaining to the NEOs, see the “Compensation Discussion and Analysis” section above. There are no threshold, target, or maximum amounts for these restricted stock unit grants, which vest in accordance with a performance target based on non-GAAP pre-tax earnings per share and a time-based vesting schedule if the performance-based target is achieved.

(3)	The amounts in this column represent the grant date fair value, computed in accordance with ASC Topic 718, of each restricted stock unit award granted to the NEO in fiscal 2013.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by our NEOs at the end of fiscal 2013. The RSU awards granted in fiscal 2013 and their respective grant dates and vesting periods are also reported in the “Grants of Plan-Based Awards During Fiscal Year” table in this Proxy Statement.

The following table shows all outstanding equity awards held by our NEOs at the end of fiscal 2013. The restricted stock unit awards granted in fiscal 2013 and their respective grant dates and vesting periods are also reported in the “Grants of Plan-Based Awards During Fiscal Year” table in this Proxy Statement.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1) ($)
S. Steven Singh	—	—	—	—	260,656	28,802,488

Francis J. Pelzer V	—	—	—	—	100,170	11,068,785

Rajeev Singh	7,498	—	11.20	01/21/2015	207,884	22,971,182

	59,430	—	12.89	12/29/2015	—	—

John Torrey	—	—	—	—	78,502	8,674,471

Robert Cavanaugh	—	—	—	—	88,837	9,816,489

(1)	Amounts shown are based on the closing price per share of Concur’s common stock on September 30, 2013, which was $110.50.

Option Exercises and Stock Vested During Fiscal Year

The following table shows all stock options that were exercised and RSUs that settled (on a net basis), and the aggregate value that was realized on those exercises or settlements, for each of the NEOs during fiscal 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (2) (#)	Value Realized on Vesting (3) ($)
S. Steven Singh	—	—	63,028	4,719,125

Francis J. Pelzer V	—	—	20,044	1,624,662

Rajeev Singh	44,339	2,602,115	67,500	5,129,250

John Torrey	—	—	15,531	1,172,417

Robert Cavanaugh	—	—	19,365	1,459,108

(1)	Based on the closing price per share of Concur’s common stock price on the day of exercise less the option exercise price payable per share.

(2)	The amount acquired reflects the number of restricted stock units that vested on the vesting date, net of tax withholding.

(3)	Based on the closing price per share of Concur’s common stock price on the vesting date.

No Severance or Change-in-Control Payments

We have no severance agreements or “change-in-control” agreements with our NEOs that would entitle them to payments in the event of their termination of employment with Concur or a change in control of Concur, such as a tender offer or merger resulting in Concur being acquired by another company.

Our grants of restricted stock units to NEOs, and generally for all other employees, provide that all covered unvested shares automatically become vested in the event of a change-in-control of Concur. The Compensation Committee and Board determined to include such vesting provisions to encourage our NEOs and other employees to remain with Concur with minimal distraction over how a change-in-control might affect them personally.

The table below presents estimated payments and benefits that would have been provided to each of our NEOs assuming their respective terminations as of September 30, 2013. In addition to the benefits described in the table below, upon termination of employment, the NEOs may also be eligible for other benefits that are generally available to all salaried employees, such as life insurance, long-term disability, and 401(k) benefits.

	S. Steven Singh	Francis J. Pelzer V	Rajeev Singh	John Torrey	Robert Cavanaugh

Termination after Change of Control:

Severance	—	—	—	—	—

Acceleration of unvested RSUs as of September 30, 2013($) (1)	28,802,488	11,068,785	22,971,182	8,674,471	9,816,489

Acceleration of unvested options as of September 30, 2012($) (1)	—	—	—	—	—

Total($)	28,802,488	11,068,785	22,971,182	8,674,471	9,816,489

Voluntary Retirement:	—	—	—	—	—

Involuntary Termination:	—	—	—	—	—

(1)	Represents acceleration of vesting triggered by a termination event after a change of control, based on $110.50 per share, which was the closing price per share of Concur’s common stock on September 30, 2013.

Beneficial Ownership Table

The following table sets forth information with respect to the beneficial ownership of Concur common stock, as of January 17, 2014, by:

•	each person known by Concur to own beneficially more than 5% of the outstanding shares;

•	each member of the Board of Directors;

•	each NEO identified in the Summary Compensation Table; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, the principal address of each of the stockholders listed below is c/o Concur Technologies, Inc., 601 108TH Avenue NE, Suite 1000, Bellevue, WA 98004. To our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable and except as otherwise indicated below. To determine the number of shares beneficially owned by persons other than our directors, executive officers and their affiliates (if any), we have relied on beneficial ownership reports filed by stockholders with the SEC.

The percentage of outstanding shares beneficially owned as of January 17, 2014 is based on 56,069,187 shares of common stock outstanding on that date. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options that are currently exercisable or exercisable within 60 days of January 17, 2014. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares

American Express Travel Related Services Company, Inc.	7,680,000	(1)	13.7

Capital World Investors	6,116,869	(2)	10.9

T. Rowe Price Associates, Inc.	5,918,810	(3)	10.5

FMR, LLC	5,859,615	(4)	10.4

Artisan Partners Holdings LP	4,199,824	(5)	7.5

S. Steven Singh	1,081,031	(6)	1.7

Rajeev Singh	253,812	(7)		*

Gordon Eubanks	38,918	(8)		*

Jeffrey T. Seely	53,005	(9)		*

Jeffrey T. McCabe	22,018			*

Robert Cavanaugh	30,775			*

Randall H. Talbot	16,856			*

Francis J. Pelzer V	34,869			*

John Torrey	16,719			*

Edward P. Gilligan	0	(10)		*

All current directors and executive officers as a group (14 persons)	1,528,631	(11)	2.7

*	Less than 1%

(1)	American Express Travel Related Services Company, Inc. has sole voting and dispositive power with respect to all such shares; its address is 200 Vesey Street, New York, New York 10285.

(2)	Capital World Investors has sole voting and dispostive power with respect to 6,116,869 of such shares of which Capital World Investors disclaims all beneficial ownership as set forth in the 13GA filing filed March 8, 2013; its address is 333 South Hope Street, Los Angeles, California 90071.

(3)	T. Rowe Price Associates, Inc. has sole voting power with respect to 1,458,650 of such shares and sole dispositive power with respect to 5,918,810 of such shares; its address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)	FMR LLC has sole voting power with respect to 38,600 of such shares and sole dispositive power with respect to 5,859,615 of such shares; its address is 245 Summer Street, Boston, Massachusetts 02210.

(5)	Artisan Partners Holdings LP has shared voting power with respect to 3,987,384 of such shares and sole dispositive power with respect to 4,199,824 of such shares shared equally with the following: Artisan Investment Corporation, Artisan Partners Limited Partnership, Artisan Investments GP LLC, ZFIC, Inc., , Andrew A. Ziegler, and Carlene M. Ziegler; its address is 875 E. Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

(6)	Includes 374,500 shares held indirectly, as Managing Director of the Singh Family Trust LLC, to which the Mr. Singh disclaims beneficial ownership.

(7)	Includes 46,000 shares owned indirectly, as trustee of a grantor retained annuity trust, which is the direct owner of these shares, and 95,686 shares subject to options.

(8)	Includes 20,000 shares subject to options.

(9)	Includes 50,000 shares subject to options.

(10)	Edward P. Gilligan waived compensation, including the receipt of Concur common stock, pursuant to American Express Company internal policy.

(11)	Includes 136,928 shares subject to options, including options described in the above footnotes.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table shows certain information concerning our common stock reserved for issuance in connection with our 2007 Equity Incentive Plan and our 2008 Employee Stock Purchase Plan, as of September 30, 2013:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	4,955,095	(1)	$12.39	(2)	6,475,170

Equity compensation plans not approved by security holders	—		—		—

TOTAL	4,955,095		$12.39		6,475,170

(1)	This number includes 419,068 stock options outstanding and 4,536,027 restricted stock units, or RSUs, issued under the 2007 Equity Incentive Plan.

(2)	The weighted average exercise price relates solely to outstanding stock option shares since shares subject to restricted stock units have no exercise price.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with Concur’s management. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.

Compensation Committee
Gordon Eubanks
Jeffrey T. McCabe
Randall H. Talbot

Audit and Audit-related Matters

The Audit Committee requests that the stockholders ratify its selection of Grant Thornton LLP (“Grant Thornton”) to serve as Concur’s independent registered public accounting firm for fiscal 2014. Although stockholder ratification of the appointment of Grant Thornton is not required by our Bylaws or otherwise, we are requesting such ratification because we believe it is good corporate practice to do so. If the stockholders do not ratify the appointment of Grant Thornton, the Audit Committee will investigate the reasons for the stockholders’ rejection and the Audit Committee will reconsider, but might not change, its appointment. However, even if the stockholders ratify the appointment of Grant Thornton, the Audit Committee may appoint a different independent registered public accounting firm at any time if it concludes that doing so would be in the best interests of Concur and the stockholders.

Audit Committee Report

The Audit Committee of the Board of Directors has reviewed and discussed with management and the independent auditor the audited consolidated financial statements of Concur as of and for the fiscal year ended September 30, 2013.

The Audit Committee discussed with the independent auditor matters required to be discussed by applicable auditing standards.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor that independent auditor’s independence.

Based upon the Audit Committee’s discussion with management and the independent auditor and the Audit Committee’s review of the representations of management and the report of the independent auditor to the Audit Committee, the Audit Committee approved the inclusion of the audited consolidated financial statements referred to above in Concur’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013 filed with the United States Securities and Exchange Commission.

Audit Committee

Jeffrey T. Seely

Gordon Eubanks

Jeffrey T. McCabe

Randall H. Talbot

Independent Auditor’s Services and Fees

For fiscal 2012 and fiscal 2013, Grant Thornton served as Concur’s independent auditor. The following table presents fees for services rendered by Grant Thornton for those fiscal years:

	Fiscal Year Ended September 30,
	2013	2012
Audit Fees	$688,402	$659,068
Audit-Related Fees	622,848	210,932
Tax Fees	36,750	40,606
All Other Fees	—	—

Total	1,348,000	$910,606

“Audit Fees” consist of fees incurred by Grant Thornton for: (i) the audit of Concur’s annual consolidated financial statements included in the Annual Report on Form 10-K and review of consolidated financial statements included in the Quarterly Reports on Form 10-Q; (ii) the audit of Concur’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002; and (iii) services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

“Audit-Related Fees” consist of fees for professional services that are reasonably related to the performance of the audit or review of Concur’s consolidated financial statements and are not reported under “Audit Fees.” This category includes fees related to audit and attest services not required by statute or regulations, due diligence related to mergers, acquisitions and investments, and consultations concerning financial accounting and reporting standards.

“Tax Fees” consist of fees for professional services for tax compliance, tax advice, and tax planning. These services include assistance regarding federal, state and international tax compliance, tax return preparation, and tax audits.

All such services rendered by the independent auditor are permissible under applicable laws and regulations, and were pre-approved by the Audit Committee in accordance with the Audit Committee pre-approval policy described below. The Audit Committee has determined that the provision of these services was compatible with maintaining the auditor’s independence.

Audit Committee Pre-approval Policy

All audit and non-audit services to be performed for Concur by its independent auditor must be pre-approved by the Audit Committee, or a designated member of the Audit Committee, to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee has delegated interim pre-approval authority to the Chairman of the Audit Committee. Any interim pre-approval of services is required to be reported to the Audit Committee at the next scheduled Audit Committee meeting. The Audit Committee does not delegate its responsibility to pre-approve services performed by the independent auditor to management.

The engagement terms and fees for annual audit services are subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope or other matters. All other audit services not otherwise included in the annual audit services engagement must be specifically pre-approved by the Audit Committee.

Audit-related services are services that are reasonably related to the performance of the audit or review of Concur’s financial statements or traditionally performed by the independent auditor. Examples of audit-related services include employee benefit and compensation plan audits, due diligence related to mergers and acquisitions, attestations by the auditor that are not required by statute or regulation, and consulting on financial accounting/reporting standards. All audit-related services must be specifically pre-approved by the Audit Committee.

The Audit Committee may grant pre-approval of other services that are permissible under applicable laws and regulations and that would not impair the independence of the auditor. All of such permissible services must be specifically pre-approved by the Audit Committee.

Requests or applications for the independent auditor to provide services that require specific approval by the Audit Committee are considered after consultation with management and the auditors. Questions about whether the scope of a proposed service requires specific pre-approval, or is permitted by applicable laws and regulations, are to be referred to the Concur legal department.

Annual Information

The following information is provided pursuant to Rule 14a-3 under the Securities Exchange Act of 1934, as amended. Other information required under such rule is included in this Proxy Statement and in our Annual Report on Form  10-K that is distributed with this Proxy Statement.

Market Information

Our common stock is traded on the NASDAQ Global Select Market under the symbol “CNQR.” The following table sets forth the range of the high and low sales prices by quarter as reported on the NASDAQ Global Select Market for the years ended September 30, 2013 and September 30, 2012.

	Fiscal year ended September 30, 2013		Fiscal year ended September 30, 2012
	High ($)	Low ($)	High ($)	Low ($)
First Quarter	74.07	57.70	55.00	34.54
Second Quarter	73.34	65.35	62.60	47.00
Third Quarter	84.86	62.01	69.31	53.33
Fourth Quarter	114.32	80.98	76.15	61.29

Stock Performance Graph

The following graph compares (i) the cumulative total stockholder return on the common stock from September 30, 2008 to September 30, 2013 (measured by the difference between closing prices on each such date) with (ii) the cumulative total return of the NASDAQ Global Market Index and the NASDAQ Computer & Data Processing Index over the same period, assuming the investment of $100 in the common stock and in both of the other indices on September 30, 2008, and reinvestment of all dividends.

Comparison of Cumulative Total Return

	September 30, 2008	September 30, 2009	September 30, 2010	September 30, 2011	September 30, 2012	September 30, 2013
Concur Technologies	$100	$104	$129	$97	$193	$289
NASDAQ Global Market Index	100	102	115	119	155	190
NASDAQ Computer & Data Processing Index	100	107	123	130	160	191

Proposals to be Voted on at the Meeting

Proposal 1: Election of Class III Directors

General

Messrs. Edward P. Gilligan, Jeffrey T. McCabe and Rajeev Singh, our Class III director nominees, have been nominated for election at the Meeting to hold office until the 2017 Annual Meeting of Stockholders. Messrs. Gilligan, McCabe and Singh were evaluated and recommended by the Nominating and Corporate Governance Committee in accordance with its charter and our Corporate Governance Guidelines, and such nomination was approved by our Board.

Our Board of Directors recommends a vote FOR the election of Messrs. Edward P. Gilligan, Jeffrey T. McCabe and Rajeev Singh to the Board of Directors.

Proposal 2: Ratification of Independent Auditor

The Audit Committee has selected Grant Thornton to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2014. We expect that one or more representatives of Grant Thornton will be present at the Meeting, will be able to make a statement if they wish to do so, and will be able to respond to appropriate questions.

Our Board of Directors recommends a vote FOR the ratification of the selection of Grant Thornton as Concur’s independent registered public accounting firm for fiscal 2014.

Proposal 3: Advisory Vote on Executive Compensation

General

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of Concur’s executive officers as disclosed in this Proxy Statement in accordance with Section 14A of the Exchange Act and applicable SEC rules. This vote, commonly known as a “say-on-pay” vote, provides stockholders with the opportunity to express their views on our executive officers’ compensation. The vote is not intended to address any specific item of our executive compensation, but rather the overall compensation of Concur’s executive officers and the philosophy, policies and practices described in this Proxy Statement. The say-on-pay vote is advisory, and therefore not binding on Concur, our Board, or the Compensation Committee. Our Board and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We currently hold our say-on-pay vote every year. Stockholders will have an opportunity to cast an advisory vote on the frequency of say-on-pay votes at least every six years. The next advisory vote on the frequency of the say-on-pay vote will occur no later than 2017.

Please see our “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement and related compensation tables for detailed information about our executive compensation programs, including information about the fiscal 2013 compensation of our executive officers.

Text of Resolution

“RESOLVED, that Concur’s stockholders approve, on an advisory basis, the compensation of the executive officers as disclosed in Concur’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure.”

Our Board of Directors recommends a vote FOR approval, on a non-binding, advisory basis, of the compensation paid to our Named Executive Officers in fiscal 2014.

Other Matters

We are not aware of any other matters to be presented for stockholder action at the Meeting. However, if other matters do properly come before the Meeting or any adjournment or postponement thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Stockholder Proposals for 2015 Annual Meeting

Stockholder proposals intended to be presented at our 2015 Annual Meeting of Stockholders must be received by Concur at its principal executive offices no later than October 2, 2014, in order to be included in Concur’s proxy materials relating to that Meeting. Stockholders wishing to bring a proposal before the 2015 Annual Meeting of Stockholders (but not include it in Concur’s proxy materials) must provide such proposal in writing to Concur no later than January 12, 2015, nor earlier than December 12, 2014, to the attention of Corporate Secretary, 601 108th Avenue NE, Suite 1000, Bellevue, Washington 98004. Stockholders must also comply with the procedural requirements in Concur’s Bylaws, which are on file with the SEC and may be obtained from Concur.

Appendix A

CONCUR TECHNOLOGIES, INC.

ABOUT CONCUR’S NON-GAAP FINANCIAL MEASURES

This Proxy Statement contains non-GAAP financial measures. The table set forth below reconciles the non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

Non-GAAP financial measures should not be considered as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Concur’s non-GAAP financial measures do not reflect a comprehensive system of accounting, and they differ from GAAP measures with similar names and from non-GAAP financial measures with the same or similar names that are used by other companies. We strongly urge investors and potential investors in our securities to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures that are included in this Proxy Statement, and the financial information contained in our periodic filings with the Securities and Exchange Commission and not to rely on any single financial measure to evaluate our business.

Concur’s management believes that its non-GAAP financial measures provide useful information to investors because it allows investors to view the business through the eyes of management. Further, Concur believes that its non-GAAP financial measures provide meaningful supplemental information regarding Concur’s operating results because they exclude amounts that Concur excludes as part of its monitoring of operating results and assessing the performance of the business. In addition, Concur believes that its non-GAAP financial measures facilitate the comparison of results for current periods and the business outlook for future periods with results of past periods because the measures provide a special focus on the underlying operating performance of the business relative to expectations.

Concur presents the following non-GAAP financial measures in this Proxy Statement: non-GAAP pre-tax income, non-GAAP diluted shares, and non-GAAP diluted pre-tax income per share. Concur excludes the following items as noted from these non-GAAP financial measures:

•

Share-based compensation. Concur’s non-GAAP financial measures exclude share-based compensation, which consists of expenses for restricted stock units (“RSU”). Concur excludes these expenses from its non-GAAP financial measures primarily because they are non-cash expenses that it does not consider part of ongoing operating results when assessing the performance of our business, and the exclusion of these expenses facilitates the comparison of results and business outlook for future periods with results for prior periods.

•

Amortization of intangible assets. In accordance with GAAP, operating expenses include amortization of acquired intangible assets such as customer relationships and technology. Concur excludes these items from its non-GAAP financial measures because they are typically static expenses that Concur does not consider part of ongoing operating results when assessing the performance of our business, and Concur believes that doing so facilitates comparisons to its historical operating results and to the results of other companies in our industry, which have their own unique acquisition histories.

•

Acquisition and other related costs. We have excluded the effect of acquisition and other related costs from our non-GAAP financial measures. We incurred such expenses in connection with our acquisitions and other strategic investments which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. We also believe it is useful for investors to understand the effects of these items on our operations. Acquisition and other related costs include transaction fees, due diligence costs, travel expenses, and other one-time direct costs associated with strategic activity in which we may deploy capital.

•

Revaluation of contingent consideration. The authoritative guidance on business combinations requires contingent consideration to be recorded at fair value on the acquisition date. The authoritative guidance also requires that changes in the fair value of the contingent consideration subsequent to the acquisition date be recorded in our statements of income. Under the prior authoritative guidance, contingent consideration would have been included as a component of deal consideration based on the actual amount paid, if any, when the contingency was resolved. Concur’s non-GAAP financial measures exclude the revaluation of contingent consideration, which is the change in fair value of the liability-classified acquisition-related contingent consideration. Concur excludes the unrealized gains or losses from the re-measurement of the contingent consideration from its non-GAAP financial measures in order to facilitate the comparison of post-acquisition operating results. We believe it is useful for investors to understand the effects of these items on our operations.

•

Contingent consideration (included in compensation expense). Concur’s non-GAAP financial measures exclude contingent consideration included in compensation expense which relates to the potential cash payment to certain TripIt employees whose right to receive such payment is forfeited if they terminate their employment prior to the required service period. The contingent cash payment that these employees are entitled to receive is part of the consideration that all TripIt stockholders received from Concur in exchange for their TripIt shares. As receipt of the contingent payment is subject to continued employment, GAAP requires that it be accounted for as compensation expense and such expense is also subject to revaluation similar to the item above “revaluation of contingent consideration”. Concur excludes this item from its non-GAAP financial measures primarily because it is a component of the deal consideration that it does not consider part of ongoing operating results when assessing the performance of our business, and the exclusion of these expenses facilitates the comparison of post-acquisition operating results.

•

Noncontrolling interest joint venture. Noncontrolling interest joint venture includes income or loss from operations attributable to our joint venture partner nd is excluded from the calculation of non-GAAP operating income because it is unrelated to our ownership in the venture.

•

Loss from equity investments. For investments under the equity method, Concur recognizes its share of the earnings or losses of an investee and adjusts the carrying amount of an investment for its share of the earnings or losses of the investee, including adjustments to recognize certain differences between our carrying value and our equity in net assets, after the date of investments. Concur’s non-GAAP financial measures excluded the earnings or losses from GAAP income because it is unrelated to our ongoing operations and is significantly impacted by factors outside our direct control.

•

Accretion of note discount. In accordance with GAAP, interest expense on the senior convertible notes includes the accretion of the note discount, which is a non-cash expense that Concur does not consider part of ongoing operating results when assessing the performance of our business.

•

Income tax expense (benefit). Concur excludes this expense from certain non-GAAP financial measures primarily because it is largely a non-cash expense (benefit) that Concur does not consider a meaningful component of our operating results when assessing the performance of our business, and the exclusion of this expense (benefit) facilitates the comparison of our business outlook for future periods with results for prior periods.

•

Business operations to be divested. Business operations to be divested include the revenues and operating expenses from the recently acquired call center and BPO business, both of which were acquired during the year ended September 30, 2016 and which Concur intends to divest. As Concur does not expect these business operations to contribute to Concur’s ongoing operating results in the future, Concur believes it is useful for investors to understand the effects of these items on our current operating results.

Further, for calculating non-GAAP pre-tax income per share:

•	Non-GAAP pre-tax income is adjusted for the impact of the non-GAAP adjustments described above.

•

Non-GAAP diluted shares are adjusted to include the anti-dilutive impact of options to purchase shares of our own stock that reduce the potential economic dilution upon conversion of our senior convertible notes. Under GAAP, the anti-dilutive impact of such call options (“Senior Convertible Notes Hedges”) is not reflected in diluted shares. Concur has included the anti-dilutive impact of the Senior Convertible Notes Hedge, if any, in non-GAAP diluted shares because we believe it is useful for investors to understand their economic effects.

•	The dilutive effect of all unvested share-based awards, if any, are included in the calculation of non-GAAP pre-tax income per share.

Except as noted below, Concur believes that all of the following considerations apply equally to each of the non-GAAP financial measures that we present:

•

Concur’s management uses non-GAAP pre-tax income and non-GAAP diluted pre-tax income per share in internal reports used by management in monitoring and making decisions regarding Concur’s business. For example, these measures are used in monthly financial reports prepared for management, and in quarterly reports to Concur’s Board of Directors. Concur also uses non-GAAP pre-tax diluted income per share as a measure to determine executive cash incentive compensation.

•

Because share-based compensation, amortization of intangible assets, accretion of discount on senior convertible notes and income tax expense (benefit) are largely non-cash in nature, Concur believes that non-GAAP diluted shares, non-GAAP pre-tax income and non-GAAP diluted pre-tax income per share provide a more focused view of the operations of its business. In particular, share-based compensation amounts are difficult to forecast because the magnitude of the charges depends upon the volume and timing of RSU grants. Excluding these amounts improves comparability of the performance of the business across periods.

•

The principal limitation of Concur’s non-GAAP financial measures is that they exclude significant expenses that are required by GAAP to be recorded. In addition, non-GAAP financial measures are subject to inherent limitations because they reflect the exercise of judgments by management about which charges are excluded from the non-GAAP financial measures.

•

To mitigate this limitation, Concur presents its non-GAAP financial measures in connection with its GAAP results, and recommends that investors do not give undue weight to its non-GAAP financial measures.

Concur Technologies, Inc.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

(In thousands, except per share and margin data)

(Unaudited)

	Year Ended September 30,
	2013	2012
Net income (loss) attributable to Concur:
Net income (loss) attributable to Concur	$(24,394)	$(7,006)
Add back:
Share-based compensation	65,102	57,193
Amortization of intangibles	18,811	18,239
Acquisition and other related costs	5,606	1,193
Revaluation of contingent consideration	(6,694)	(7,274)
Contingent consideration (included in compensation expense)	(4,682)	(396)
Loss from equity investments	2,715	2,649
Accretion of note discount	17,618	10,880
Income tax expense	2,933	3,227
Business operations to be divested	(694)	—

Non-GAAP pretax income attributable to Concur	$76,321	$78,705

Diluted net income (loss) per share attributable to Concur:
Diluted net income (loss) per share attributable to Concur	$(0.44)	$(0.13)
Add back:
Share-based compensation	1.14	1.01
Amortization of intangibles	0.33	0.32
Acquisition and other related costs	0.10	0.02
Revaluation of contingent consideration	(0.12)	(0.12)
Contingent consideration (included in compensation expense)	(0.08)	(0.01)
Loss from equity investments	0.05	0.05
Accretion of note discount	0.31	0.19
Income tax expense	0.05	0.06
Business operations to be divested	(0.01)	—

Non-GAAP pretax diluted income per share attributable to Concur	$1.33	$1.39

Shares used in calculation of GAAP and non-GAAP income (loss) per share attributable to Concur:
GAAP basic shares	55,631	54,595
GAAP diluted shares	55,631	54,595
Adjustment for senior convertible notes hedges	313	—
Adjustment for share-based equity awards	1,638	2,063

Non-GAAP diluted shares	57,582	56,658

CONCUR TECHNOLOGIES, INC. 601 108TH AVENUE NE, SUITE 1000 BELLEVUE, WA 98004	There are three ways to vote your Proxy:

Your telephone or Internet vote authorizes the Named Proxies to vote in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time, on March 11, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time, on March 11, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Concur Technologies, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by telephone or Internet, please do not mail your proxy card

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M65604-P46449	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CONCUR TECHNOLOGIES, INC.			For	Withhold	For All	To withhold authority to vote for any individual
The Board of Directors recommends			All	All	Except	nominee(s), mark “For All Except” and write the
you vote FOR the following:						number(s) of the nominee(s) on the line below.
1.	Proposal 1 - Election of Director: Class III		☐	☐	☐
Nominees:
01) Edward P. Gilligan
02) Jeffrey T. McCabe
03) Rajeev Singh

The Board of Directors recommends you vote FOR Proposals 2 and 3:						For	Against	Abstain

2.	Proposal 2 - Ratification of Independent Registered Public Accounting Firm					☐	☐	☐

3.	Proposal 3 - Approval of, by non-binding vote, executive compensation					☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please sign exactly as your name(s) appear(s) on this proxy. If held in joint tenancy all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

	Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)			Date

CONCUR TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, March 12, 2014, 11:00 a.m. Pacific Time

Harbor Club, 777 108th Avenue Northeast, Bellevue, WA

IMPORTANT NOTICE REGARDING
DELIVERY OF STOCKHOLDER DOCUMENTS

The Securities and Exchange Commission has adopted rules that permit companies to send a single copy of annual reports, proxy statements, prospectuses and other disclosure documents to two or more investors sharing the same address, subject to certain conditions. The “householding” rules will provide greater convenience for investors and cost savings for companies by reducing the number of duplicate documents the investors receive.

Implementation and Consent

Unless we receive contrary instructions, if you have the same last name or are a member of the same family as any other investor who shares the same address, your household will receive only one copy of our proxy statement and other disclosure documents, although you will receive a separate proxy card for each investor in the household. This program began January 1, 2004.

Revoking and Duration of Consent

If you choose to revoke your consent to the householding program at a future date, you may do so by writing to Corporate Secretary, 601 108th Avenue NE, Suite 1000, Bellevue, WA 98004. We will remove you from the householding program within 30 days of receipt of your revocation of your consent. If we do not receive instructions from you to discontinue householding, your proxy materials will continue to be “household” until we notify you otherwise. However, if at any time you would like a separate copy of the annual report or proxy statement, please write us at the address shown above, and we will deliver it promptly.

We encourage your participation in this program. It not only allows us to reduce costs, it is more environmentally friendly by reducing the unnecessary use of materials.

January 2014

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

▼ Please detach here ▼

M65605-P46449

601 108th Avenue NE Suite 1000
Bellevue, WA 98004

This proxy is solicited by the Board of Directors of Concur Technologies, Inc. for use at the Annual Meeting of Stockholders on March 12, 2014.
This proxy will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” the Board of Director nominees identified in Proposal 1 and “FOR” Proposals 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint S. Steven Singh and Melanie Morgan (the “Named Proxies”), and each of them, with full power of substitution, to vote on the matters shown on the reverse side and, in their discretion, on any other matters which may properly come before the Annual Meeting and all adjournments and postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:	______________________________________________________________
______________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(See reverse side for voting instructions)